OFFICE LEASE

1100 MASSACHUSETTS AVENUE, CAMBRIDGE, MA

Landlord:        Sun Life Assurance Company of Canada

Tenant:            Infinity Pharmaceuticals, Inc.

Date:            April 3, 2019

This Lease consists of four parts:

Part I        Cover Sheet
Part II        Standard Lease Provisions
Part III        Additional Provisions (if any) and
Part IV        Exhibits

EXHIBIT A - Floor Plan of Premises
EXHIBIT B - Tenant Improvements
EXHIBIT C - Rules and Regulations
EXHIBIT D-1 – Letter of Credit Criteria
EXHIBIT D-2- Approved Letter of Credit
EXHIBIT E – Notice of Lease
EXHIBIT F – Termination of Notice of Lease
EXHIBIT G – Excluded Expenses
EXHIBIT H – Sample Janitorial Specs

PART I

COVER SHEET

The terms listed below shall have the following meanings throughout this Lease:

DATE OF LEASE:	April 3, 2019, the date on which Landlord has signed this Lease
LANDLORD:	Sun Life Assurance Company of Canada, a Canadian corporation
TENANT:	Infinity Pharmaceuticals, Inc., a Delaware corporation
TENANT'S ADDRESS:
Prior to occupancy of the Premises: 784 Memorial Drive, Cambridge, MA 02139

After occupancy of the Premises: The Premises

With a copy to:

DLA Piper LLP (US)
33 Arch Street
Boston, Massachusetts 02110
Attn: Geoff Howell

MANAGER:	Paradigm Properties
MANAGER'S ADDRESS:	93 Summer Street, Boston, MA 02110
PREMISES:	The area consisting of approximately 10,097 rentable square feet on the fourth floor of the Building, as shown on Exhibit A attached hereto
BUILDING:
The building in which the Premises are located, with a street address of 1100 Massachusetts Avenue, Cambridge, Massachusetts 02138 and consisting of a total of approximately 46,960 square feet of space

PROPERTY:	The Building, other improvements and land (the "Lot")
TENANT'S PERCENTAGE:	21.5% (10,097 rentable square feet in the Premises divided by 46,960 rentable square feet in the Building)
PERMITTED USES:	Office purposes
TENANT IMPROVEMENTS:	See Exhibit B attached hereto

COMMENCEMENT DATE:	Date of Lease
RENT COMMENCEMENT DATE:	August 1, 2019
TERM:	A term commencing on the Commencement Date and expiring five (5) years after the Rent Commencement Date
BASE RENT:	Tenant shall pay Base Rent for the Premises in accordance with the following schedule (beginning on the Rent Commencement Date):
	Months	Rent Per Month	Annual Rent	Annual Rent p.r.s.f.
	1-12	$47,960.75	$575,529.00	$57.00
	13-24	$49,399.57	$592,794.87	$58.71
	25-36	$50,881.56	$610,578.72	$60.47
	37-48	$52,408.01	$628,896.08	$62.29
	49-60	$53,980.25	$647,762.96	$64.15

SECURITY DEPOSIT / LETTER OF CREDIT:	$300,000.00 (See Section 4 of Part III of this Lease)
COMMERCIAL GENERAL LIABILITY INSURANCE AMOUNT:	$3,000,000 combined single limit
BROKER(S):	CBRE/New England (Landlord) and CBRE/New England (Tenant)
GUARANTOR(S):	N/A

TABLE OF CONTENTS OF STANDARD LEASE PROVISIONS
Page

ARTICLE I: PREMISES

1.1    Premises    1
1.2    Common Areas    1

ARTICLE II: TERM

2.1    Commencement     1

ARTICLE III: RENT

3.1    Base Rent    2
3.2    Additional Rent for Operating Expenses, Taxes, and Capital Costs    2

ARTICLE IV: DELIVERY OF PREMISES AND TENANT IMPROVEMENTS

4.1    Condition of Premises    4
4.2    Delay in Possession    5
4.3    Delivery and Acceptance of Possession    5
4.4    Early Occupancy    5

ARTICLE V: ALTERATIONS AND TENANT'S PERSONAL PROPERTY

5.1     Alterations    5
5.2    Tenant's Personal Property    6

ARTICLE VI: LANDLORD'S COVENANTS

6.1    Services Provided by Landlord    7
6.2    Repairs and Maintenance    7
6.3    Quiet Enjoyment    8
6.4    Insurance    8

ARTICLE VII: TENANT'S COVENANTS

7.1    Repairs, Maintenance and Surrender    8
7.2    Use    8
7.3    Assignment; Sublease    9
7.4    Indemnities    10
7.5    Tenant's Insurance    10
7.6    Payment of Taxes    11
7.7    Environmental Assurances    11
7.8    Americans With Disabilities Act    12

ARTICLE VIII: DEFAULT

8.1    Default    12
8.2    Remedies of Landlord and Calculation of Damages     13

ARTICLE IX: CASUALTY AND EMINENT DOMAIN

9.1    Casualty    15
9.2    Eminent Domain     16

ARTICLE X: RIGHTS OF PARTIES HOLDING SENIOR INTERESTS

10.1    Subordination    17
10.2    Mortgagee's Consent    17

ARTICLE XI: GENERAL

11.1    Representations by Tenant    17
11.2    Notices    17
11.3    No Waiver or Oral Modification    17
11.4    Severability    17
11.5    Requests by Tenant    18
11.6    Estoppel Certificate and Financial Statements    18
11.7    Waiver of Liability    18
11.8    Execution; Prior Agreements and No Representations    18
11.9    Brokers    18
11.10    Successors and Assigns    19
11.11    Applicable Law and Lease Interpretation    19
11.12    Costs of Collection, Enforcement and Disputes    19
11.13    Holdover    19
11.14    Force Majeure    19
11.15    Limitation On Liability    19
11.16    Notice of Landlord's Default    20
11.17    Lease not to be Recorded    20
11.18    Letter of Credit    20
11.19    Guaranty of Lease    20
11.20    OFAC    20
11.21    Authority of Landlord    20

PART II STANDARD LEASE PROVISIONS

ARTICLE I PREMISES

1.1    Premises.

(a)    Demise of Premises. This Lease (the "Lease") is made and entered into by and between Landlord and Tenant and shall become effective as of the Date of Lease. In consideration of the mutual covenants made herein, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, on all of the terms and conditions set forth in this Lease.

(b)    Relocation. Intentionally omitted.

(c)    Access to Premises. Landlord shall have reasonable access to the Premises, at any time during the Term, to inspect Tenant's performance hereunder and to perform any acts required of or permitted to Landlord herein, including, without limitation, (i) the right to make any repairs or replacements Landlord deems necessary, (ii) the right to show the Premises to prospective purchasers and mortgagees, and (iii) during the last nine (9) months of the Term, the right to show the Premises to prospective tenants. Landlord shall at all times have a key to the Premises, and Tenant shall not change any existing lock(s), nor install any additional lock(s) without Landlord's prior consent. Except in the case of any emergency, any entry into the Premises by Landlord shall be on reasonable advance notice, and Tenant shall be provided the opportunity to have a representative accompany any such entry. Tenant may designate a secure area or areas within the Premises, not to exceed 5% of the Premises in the aggregate, where Landlord access will not be permitted without Tenant accompaniment other than in the case of an emergency.

1.2    Common Areas. Tenant shall have the right to use, in common with other tenants, the Building's common lobbies, corridors, stairways, and elevators necessary for access to the Premises, and the common walkways and driveways necessary for access to the Building, the common toilets, corridors and elevator lobbies of any multi-tenant floor, and the parking areas for the Building ("Common Areas"). Tenant's use of the Building parking areas shall be on an unreserved, non-exclusive basis and solely for Tenant's employees and visitors. Subject to Section 2 of Part III of this Lease, Landlord shall not be liable to Tenant, and this Lease shall not be affected, if any parking rights of Tenant hereunder are impaired by any law, ordinance or other governmental regulation imposed after the Date of Lease. If Landlord grants to any other tenant the exclusive right to use any particular parking spaces, neither Tenant nor its visitors shall use such spaces. Use of the Common Areas shall be only upon the terms of this Lease and the Rules and Regulations (as defined below). Landlord may at any time and in any manner make any changes, additions, improvements, repairs or replacements to the Common Areas that it considers desirable, provided that Landlord shall use reasonable efforts to minimize interference with Tenant's normal activities. Such actions of Landlord shall not constitute constructive eviction or give rise to any rent abatement or liability of Landlord to Tenant.

ARTICLE II TERM

2.1    Commencement. The Term of this Lease shall commence on the Commencement Date.

ARTICLE III RENT

3.1    Base Rent.

(a)    Payment of Base Rent. Commencing on the Rent Commencement Date, Tenant shall pay the Base Rent each month in advance on the first day of each calendar month during the Term. If the Rent Commencement Date is other than the first day of the month, Tenant shall pay a proportionate part of such monthly installment on the Rent Commencement Date. An adjustment in the Base Rent for the last month of the Term shall be made if the Term does not end on the last day of the month. All payments shall be made to “Sun Life Assurance Company of Canada” at Manager's Address or to such other party or to such other place as Landlord may designate in writing, without prior demand and without abatement, deduction or offset except as expressly provided in this Lease. All charges to be paid by Tenant hereunder, other than Base Rent, shall be considered “Additional Rent” for the purposes of this Lease, and the words "rent" or "Rent" as used in this Lease shall mean both Base Rent and Additional Rent unless the context specifically or clearly indicates that only Base Rent is referenced.

(b)    Late Payments. Tenant acknowledges that the late payment by Tenant to Landlord of any rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to ascertain. Therefore, if any rent or other sum due from Tenant is not received when due, Tenant shall pay to Landlord no later than ten (10) calendar days after the rental due date an additional sum equal to 5% of such overdue payment. In addition to such late charge, all such delinquent rent or other sums due to Landlord, including the late charge, shall bear interest beginning on the date such payment was due at the rate of ten percent (10%) per annum (provided that, should it become unlawful for Landlord to charge Tenant interest at a rate of ten percent (10%) per annum, then interest shall be charged at the maximum lawful rate permitted to be charged by Landlord). The notice and cure period provided in Paragraph 8.1(a) shall apply to the foregoing late charges and interest. If payments of any kind are returned for insufficient funds Tenant shall pay to Landlord an additional handling charge of $50.00. In addition, in the event that an Event of Default (as defined in Article VIII below) occurs, all unamortized abated rent which would have been due for the period of time between the Commencement Date and the Rent Commencement Date shall become immediately due and payable.

(c)    Delivery of Letter of Credit; Good Standing. Upon Tenant’s execution hereof, Tenant shall deliver to Landlord (i) the Letter of Credit (hereinafter defined), and (ii) a certificate from the Secretary of State of Delaware confirming that Tenant is in good standing in Delaware.

3.2    Additional Rent for Operating Expenses, Taxes, and Capital Costs.

(a)    Additional Rent. Beginning on the Commencement Date, Tenant shall pay to Landlord, as Additional Rent, for each Lease Year, the sum of (1) the Operating Expenses, and (2) the Capital Costs, times Tenant's Percentage ("Tenant's Share of Expenses").

(b)    Definitions. As used herein, the following terms shall have the following meanings:
(i)    Lease Year. Each successive 12 month period following the Commencement Date.

(ii)    Operating Expenses. The total cost of operation of the Property, including, without limitation, (1) premiums and commercially reasonable deductibles for customary insurance carried with respect to the Property; (2) all costs of supplies, materials, equipment, and utilities used in or related to the operation, maintenance, and repair of the Property or any part thereof (including utilities, unless the cost of any utilities is to be paid for separately by Tenant pursuant to Paragraph 6.1(b)); (3) all labor costs, including without limitation, salaries, wages, payroll and other employment taxes, unemployment insurance costs, and employee benefits; (4) all maintenance, management, janitorial, inspection, legal, accounting, and service agreement costs related to the operation, maintenance, and repair of the Property or any part thereof, including, without limitation, service contracts with independent contractors; (5) Taxes; (6) insurance endorsements or insurance policies purchased in order to repair, replace and re-commission the Building for re-certification pursuant to any Green Agency Rating (as defined below)(or, in the event the Building has not achieved any certification under any Green Agency Rating, such insurance that is purchased in order to facilitate rebuilding the building upon a casualty so as to achieve such certification) or support achieving energy and carbon reduction targets; and (7) all costs of maintaining, managing, reporting, commissioning, and recommissioning the Building or any part thereof that was designed and /or built to be sustainable and conform with any Green Agency Rating, and all costs of applying, reporting and commissioning the Building or any part thereof to seek certification under any Green Agency Rating. Any of the above services may be performed by Landlord or its affiliates, provided that fees for the performance of such services shall be reasonable and competitive with fees charged by unaffiliated entities for the performance of such services in comparable buildings in the area. Operating Expenses shall not include any of the expenses listed on Exhibit G attached hereto. In the event that the Building is less than 95% occupied during any year, then in determining the Operating Expenses, all Operating Expenses that may reasonably be determined to vary in accordance with the occupancy level of the Building, shall be grossed up to reflect 95% occupancy. The phrase “Green Agency Ratings” shall mean ay one or more of the following ratings, as same may be in effect or amended or supplemented from time to time: The U.S. EPA’s Energy Star® rating and/or Design to Earn Energy Star, the Green Building Initiative’s Green Globes TM for Continual Improvement of Existing Buildings (Green GlobesTM-CIEB), the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system, LEED EBOM (existing buildings operations and maintenance) and any applicable substitute third party or government mandated rating systems.

(iii)    Taxes. Any form of assessment, rental tax, license tax, business license tax, levy, charge, tax or similar imposition imposed by any authority having the power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, library, drainage, or other improvement or special assessment district, as against the Property or any part thereof or any legal or equitable interest of Landlord therein, or against Landlord by virtue of its interest therein, and any reasonable costs incurred by Landlord in any proceedings for abatement thereof, including, without limitation, attorneys' and consultants' fees, and regardless of whether any abatement is obtained. Real estate transfer taxes and Landlord's income and franchise taxes are excluded from Taxes.

(iv)    Capital Costs. The annual cost of any capital improvements to the Property made by Landlord that are designed (x) to increase safety where required by code, ordinance or similar law, rule or regulation imposed after the Commencement Date, (y) to reduce Operating Expenses, or (z) to comply with any governmental law or regulation imposed after the Commencement Date, amortized over the useful life of such item as Landlord shall reasonably determine, together with a fixed annual interest rate equal to the Prime Rate plus 2% on the unamortized balance. The Prime Rate shall be the prime rate published in the Wall Street Journal on the date the construction is completed.

(c)    Estimate of Tenant's Share of Expenses. Before each Lease Year, and from time to time as Landlord deems appropriate, Landlord shall give Tenant estimates for the coming Lease Year of Operating Expenses, Capital Costs, and Tenant's Share of Expenses. Landlord shall make reasonable efforts to provide estimates fifteen (15) days before the beginning of each Lease Year. Tenant shall pay one twelfth (1/12) of the estimated amount of Tenant's Share of Expenses with each monthly payment of Base Rent during the Lease Year. Each Lease Year, Landlord shall give Tenant a statement (the "Share of Expenses Statement") showing the Operating Expenses and Capital Costs for the prior Lease Year, a calculation of Tenant's Share of Expenses due for the prior Lease Year and a summary of amounts already paid by Tenant for the prior Lease Year. Landlord shall make reasonable efforts to provide the Share of Expenses Statement within one hundred twenty (120) days after the end of the prior Lease Year. Any underpayment by Tenant shall be paid to Landlord within thirty (30) days after delivery of the Share of Expenses Statement; any overpayment shall be credited against the next installment of Base Rent due, provided that any overpayment shall be paid to Tenant within thirty (30) days if the Term has ended. No delay by Landlord in providing any Share of Expenses Statement shall be deemed a waiver of Tenant's obligation to pay Tenant's Share of Expenses. Notwithstanding anything contained in this paragraph, the total rent payable by Tenant shall in no event be less than the Base Rent.

(d) Audit of Landlord's Expense Records.

(i)    Not more than once per year, Tenant, at Tenant's sole expense, may audit Landlord's records relating to Operating Expenses, Taxes and Capital Costs at the Property for the preceding Lease Year only, by giving Landlord written notice of its desire to perform such an audit sixty (60) days after Tenant receives Landlord's Share of Expenses Statement. If Tenant fails to give such notice within such sixty (60) day period, the Share of Expenses Statement shall be deemed to be final and accepted by Tenant. Any such audit by Tenant shall be performed during normal business hours at Manager's office and shall not be undertaken by any firm which is compensated based on a percentage of Operating Expenses disallowed. If Tenant's audit establishes that Tenant has overpaid Tenant's Share of Expenses for the preceding Lease Year, Landlord shall reimburse Tenant for such overpayment within thirty (30) days thereafter. If Tenant's audit establishes that Tenant has underpaid Tenant's Share of Expenses for the preceding Lease Year, Tenant shall pay the full amount of such underpayment to Landlord within thirty (30) days thereafter. If Tenant’s audit reveals that Landlord overcharged Tenant by more than 5% for Tenant’s Share of Expenses, then Landlord shall reimburse Tenant for the reasonable out of pocket cost of Tenant’s audit.

(ii)    If Landlord does not agree with Tenant’s audit, Landlord shall provide Tenant with notice of such disagreement (“Disagreement Notice”) and Tenant shall negotiate with each other in good faith to attempt to resolve the dispute. If the dispute is not settlement by agreement between the two parties within thirty (30) days after delivery of the Disagreement Notice to Tenant, the dispute shall be determined by a firm of independent certified public accountants (the “Accountants”) which firm shall be mutually acceptable to Landlord and Tenant. The Accountants, Landlord and Tenant each shall have the right to review all records relating to the disputed items, and the parties shall be granted a hearing before the Accountants prior to the rendering of a determination by the Accountants. The determination of any such matter by the Accountants shall be final and binding upon both Landlord and Tenant, and the expenses involved in such determination shall be borne by the party against whom the decision is rendered by the Accountants; provided, if more than one item is disputed and the decision shall be against such party in respect of any item or items so disputed, the expenses shall be appointed based on the weighted average dollar amounts allocated to such items. If Landlord and Tenant are unable to agree upon and select the Accountants, Landlord and Tenant shall each select an Accountant, and such Accountants shall jointly select a third Accountant, and the third Accountant shall act as the “Accountant” for purposes of this Section.

ARTICLE IV DELIVERY OF PREMISES AND TENANT IMPROVEMENTS

4.1    Condition of Premises. Prior to the Commencement Date, Landlord shall remove the supplemental HVAC tower in the Premises; otherwise, Landlord shall deliver the Premises to Tenant in AS-IS condition. Landlord represents that, to Landlord’s knowledge, as of the Date of Lease, there are no matters of record which would prohibit Tenant from using the Premises for the Permitted Uses set forth in Part I of this Lease.

4.2    Delay in Possession. If Landlord is unable to deliver possession of the Premises to Tenant on or before the Commencement Date for any reason whatsoever, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom and this Lease shall continue in full force and effect.

4.3    Delivery and Acceptance of Possession. Tenant's taking possession of any part of the Premises for the performance of its Tenant Improvements shall be deemed to be an acceptance and an acknowledgment by Tenant that (i) Tenant has had an opportunity to conduct, and has conducted, such inspections of the Premises as it deems necessary to evaluate its condition, (ii) except as otherwise specifically provided herein, Tenant accepts possession of the Premises in its then existing condition, "as-is", including all patent and latent defects, and (iii) neither Landlord, nor any of Landlord's agents, has made any oral or written representations or warranties with respect to such matters other than as set forth in this Lease.

4.4    Early Occupancy. N/A

ARTICLE V ALTERATIONS AND TENANT'S PERSONAL PROPERTY

5.1    Alterations.

(a)    Landlord's Consent. Tenant shall not make any alterations, additions, installations, substitutes or improvements ("Alterations") in and to the Premises without first obtaining Landlord's written consent (the Tenant Improvements to be constructed by Tenant pursuant to Exhibit B of this Lease shall not be considered “Alterations”). Landlord shall not unreasonably withhold or delay its consent; provided, however, that Landlord shall have no obligation to consent to Alterations of a structural nature or Alterations that would violate any certificate of occupancy for the Premises or any applicable law, code or ordinance or the terms of any superior lease or mortgage affecting the Property. No consent given by Landlord shall be deemed as a representation or warranty that such Alterations comply with laws, regulations and rules applicable to the Property ("Laws"). Tenant shall pay Landlord's out of pocket costs of reviewing proposed Alterations and any other costs that may be incurred by Landlord as a result of such Alterations (excluding inspection costs, construction management costs, and similar costs which are covered by the 3% construction management fee, discussed below). Landlord shall charge a construction management fee equal to three percent (3%) of the total cost of construction of the improvements. Such construction management fee shall be paid by Tenant, along with any construction costs pursuant to the terms hereof. Notwithstanding the foregoing, Tenant shall have the right to make non-structural, non-MEP (mechanical, electrical and plumbing) Alterations (including painting and carpeting) without the consent of Landlord (the “Permitted Alterations”), so long as (i) Tenant notifies Landlord in writing of its intention to do such work at least ten (10) days prior to the initiation of such work; (ii) the costs of such Alterations are less than $75,000.00 in any one Lease Year and are consistent in quality with the finish of the Premises; (iii) such Alterations do not cause additional loads on the Building and its systems in excess of the capacity serving the Premises and are not visible from the exterior of the Premises; (iv) Tenant obtains and furnishes to Landlord any required building permits; and (v) Tenant provides Landlord with the “as-built” plans and specifications of any such Alterations upon completion of any such Alterations to the extent that a building permit was required for the same, or if a building permit was not required for the same, Tenant provides Landlord with a detailed description of the Alterations completed.

(b)    Workmanship. All Alterations shall be done at reasonable times in a first-class workmanlike manner, by contractors reasonably approved by Landlord, and according to plans and specifications previously approved by Landlord. All work shall be done in compliance with all Laws, and with all regulations of the Board of Fire Underwriters or any similar insurance body or bodies. Tenant shall be solely responsible for the effect of any Alterations on the Building's structure and systems, notwithstanding that Landlord has consented to the Alterations, and shall reimburse Landlord on demand for any out of pocket costs incurred by Landlord by reason of any faulty work done by Tenant or its contractors. Upon completion of Alterations, Tenant shall provide Landlord with a complete set of "as‑built" plans to the extent that a building permit was required for the same, or if a building permit was not required for the same, Tenant shall provide Landlord with a detailed description of the Alterations completed.

(c)    Mechanics and Other Liens. Tenant shall keep the Property and Tenant's leasehold interest therein free of any liens or claims of liens, and shall discharge any such liens within fifteen (15) days of their filing. Before commencement of any work, Tenant shall provide evidence of such insurance as Landlord may require, naming Landlord as an additional insured. Tenant shall indemnify Landlord and hold it harmless from and against any cost, claim, or liability arising from any work done by or at the direction of Tenant.

(d)    Removal of Alterations. Upon expiration or termination of this Lease, Tenant shall remove all Alterations, make any repair required by such removal, and restore the Premises to its condition prior to installation of the Alterations. Notwithstanding the foregoing, if Landlord receives and approves a written request from Tenant at the time Tenant requests approval for Alterations (or at the time Tenant installs such Alterations, in the event of Permitted Alterations), Tenant will not be obligated to remove such Alterations as Landlord agrees in writing may remain in the Premises upon expiration or termination of the Lease. Notwithstanding anything to the contrary in this Lease, Tenant shall have no obligation to remove any Tenant Improvements at the expiration or termination of this Lease.

(e)    Sustainability. If the Building hereafter becomes certified under certain Green Agency Ratings, or if Landlord otherwise implements a Building-wide sustainable building practices, Landlord shall provide written notice to Tenant (the “Green Certification Notice”). In the event Landlord provides the Green Certification Notice, then thereafter any and all Alterations that affects at least fifty percent (50%) of the Premises will be performed in accordance with Landlord’s sustainability practices (as same may be in effect or amended or supplemented from time to time) and any Green Agency Ratings, as the same may change from time to time. In the event Landlord provides the Green Certification Notice, then thereafter Tenant further agrees to engage a qualified third party LEED or Green Globe Accredited

Professional or similarly qualified professional during the design phase through implementation of any Alterations covered by the preceding sentence, in order to review all plans, material procurement, demolition, construction and waste management procedures to ensure they are in full conformance to Landlord’s sustainability practices, as aforesaid, and Tenant agrees to register for LEED for Commercial Interiors certification for such Alterations.

5.2    Tenant's Personal Property.

(a)    In General. Tenant may provide and install, and shall maintain in good condition, all trade fixtures, personal property, equipment, furniture and moveable partitions required in the conduct of its business in the Premises. All of Tenant's personal property, trade fixtures, equipment, furniture, movable partitions, and any Alterations not affixed to the Premises shall remain Tenant's property ("Tenant's Property").

(b)    Landlord's Lien. Intentionally omitted.

(c)    Payment of Taxes. Tenant shall pay before delinquency all taxes levied against Tenant's Property and any Alterations installed by or on behalf of Tenant to the extent separately assessed as reasonably demonstrated to Tenant. If any such taxes are levied against Landlord or its property, or if the assessed value of the Premises is increased by the inclusion of a value placed on Tenant's Property as evidenced by the records of the tax assessor, Landlord may, if Tenant fails to pay the same within 30 days following invoice, pay such taxes, and Tenant shall upon demand repay to Landlord the portion of such taxes resulting from such increase.

ARTICLE VI LANDLORD'S COVENANTS

6.1    Services Provided by Landlord.

(a)    Services. Landlord shall provide services, utilities, facilities and supplies equal in quality to those customarily provided by landlords in comparable buildings of a similar design in the area in which the Property is located, including janitorial and cleaning services and snow and ice removal. Landlord’s sample janitorial specs are attached hereto as Exhibit H (the “Sample Janitorial Specs”), provided that the actual janitorial services provided by Landlord are subject to change from time to time, and the attachment of the Sample Janitorial Specs to the Lease shall not impose any obligation upon Landlord to provide services in accordance with the Sample Janitorial Specs. Landlord will replace light bulbs at Tenant’s request and at Tenant’s expense for parts and labor. Landlord shall provide reasonable additional Building operation services upon reasonable advance request of Tenant at the cost to provide the same as reasonably evidenced by Landlord (including overtime costs, if applicable). Landlord shall furnish space heating and cooling as normal seasonal changes may require to provide reasonably comfortable space temperature and ventilation for occupants of the Premises under normal business operation, daily from 8:00 a.m. to 6:00 p.m. (Saturdays from 9:00 a.m. to noon, but only if requested by Tenant by 5:00 p.m. on the immediately preceding Friday), Sundays and legal state holidays excepted. If Tenant shall require space heating or cooling outside the hours and days above specified, Landlord shall provide such service at Tenant's expense based on actual costs to provide such services (currently $55.00 per hour, subject to change) (plus overtime costs in the event Landlord’s property manager receives Tenant’s request for overtime space heating or cooling outside of regular business hours and Landlord’s property manager has to stay late at or return to the Property in order to furnish such requested overtime space heating or cooling) in accordance with any advance notice requirements established from time to time by Landlord.

(b)    Utilities. If the Premises are separately metered as of the Commencement Date, Tenant shall pay all charges for all separately metered and separately billed gas, electricity, telephone and other utility services used, rendered or supplied upon or in connection with the Premises directly to the provider therefor and shall indemnify Landlord against liability or damage on such account. Notwithstanding anything herein to the contrary, Landlord shall cause the Premises to be separately metered for electricity as of the Commencement Date. The costs of any utilities which are not separately metered shall be included as an Operating Expense. If Landlord has reason to believe that Tenant is using a disproportionate share of any utility which is not separately metered, Landlord may, at Landlord's election, and at Landlord's expense, conduct an engineering audit to estimate Tenant's actual use. If such audit determines that Tenant is using more than its proportionate share of any utility and Tenant does not cease such excess use following notice from Landlord, Tenant shall reimburse Landlord for the cost of the audit and Tenant shall pay for any use above its proportionate share as Additional Rent. Landlord shall have the right from time to time, in its reasonable discretion, to select the company or companies providing electricity, gas, fuel, or any other utility services to the Building (provided that Tenant shall be permitted to select its own telecommunications provider). Landlord reserves the right to change electricity providers for the Building at any time and to purchase green or renewable energy. Tenant shall be required to provide a copy of the electric bill for the Premises to Landlord’s Property Manager each month, and, if requested by Landlord, Tenant shall also be required to submit to Landlord any other electricity consumption data and costs in a format deemed reasonably acceptable by Landlord.

(c)    Graphics and Signs. Landlord shall provide, at Landlord’s expense as part of the Tenant Allowance, (i) Building-standard identification (utilizing Tenant’s logo, to the extent possible with Landlord’s current sign package) of Tenant's name and suite numerals at the main entrance door to the Premises, and (ii) Building-standard directory identification in the lobby directory. All signs, notices, graphics and decorations of every kind or character which are visible in or from the Common Areas or the exterior of the Premises shall be subject to Landlord's prior written approval, which Landlord shall have the right to withhold in its absolute and sole discretion.

(d)    Right to Cease Providing Services. In case of Force Majeure or on a temporary basis in connection with any repairs, alterations or additions to the Property or the Premises, or any other acts required of or permitted to Landlord herein, Landlord may reduce or suspend service of the Building's utilities, facilities or supplies, provided that Landlord shall use reasonable diligence to restore such services, facilities or supplies as soon as possible. No such reduction or suspension shall constitute an actual or constructive eviction or disturbance of Tenant's use or possession of the Premises, provided, however, that if such reduction or suspension renders the Premises or access to the same unusable for Tenant’s business, for a period in excess of five (5) consecutive business days, Base Rent and Tenant’s Share of Expenses shall abate until utility service is restored.

6.2    Repairs and Maintenance. Landlord shall repair and maintain (i) the Common Areas, (ii) the structural portions of the Building, (iii) the exterior walls of the Building (including exterior windows and glazing), (iv) the roof, and (v) the basic plumbing, electrical, mechanical and heating, ventilating and air-conditioning systems serving the Premises, in the manner and to the extent customarily provided by landlords in similar buildings in the area. Tenant shall pay for such repairs as set forth in Paragraph 3.2. If any maintenance, repair or replacement is required because of any act, omission or neglect of duty by Tenant or its agents, employees, invitees or contractors, the cost thereof shall be paid by Tenant to Landlord as Additional Rent within thirty (30) days after billing.

6.3    Quiet Enjoyment. So long as Tenant pays the rent and performs its other obligations within applicable notice and cure periods, Landlord shall permit Tenant to peacefully and quietly hold and enjoy the Premises, subject to the provisions of this Lease.

6.4    Insurance. Landlord shall insure the Property, including the Building (but not Tenant Improvements and approved Alterations, if any), against damage by fire and standard extended coverage perils, and shall carry public liability insurance, all in such reasonable amounts as would be carried by a prudent owner of a similar building in the area. Landlord may carry any other forms of insurance as it or its mortgagee may deem advisable. Insurance obtained by Landlord shall not be in lieu of any insurance required to be maintained by Tenant. Landlord shall not carry any insurance on Tenant's Property, and shall not be obligated to repair or replace any of Tenant's Property.

ARTICLE VII TENANT'S COVENANTS

7.1    Repairs, Maintenance and Surrender.

(a)    Repairs and Maintenance. To the extent not the responsibility of Landlord pursuant to this Lease, Tenant shall keep the Premises in good order and condition, reasonable wear and tear and casualty excepted, and shall promptly repair any damage to the Premises excluding glass in exterior walls. Tenant shall also repair any damage to the rest of the Property, including glass in exterior walls, if such damage is attributable to Tenant's negligence or misuse caused by Tenant or its agents, employees, or invitees, licensees or independent contractors. All repairs shall be made in a workmanlike manner and any replacements or substitutions shall be of a quality, utility, value and condition similar to or better than the replaced or substituted item. All Tenant lighting purchases (including, without limitation, lightbulbs) must comply with Landlord’s sustainability practices and, at Landlord’s request, shall be reported to Landlord in a format reasonably designated by Landlord. In the event Landlord provides Tenant with the Green Certification Notice, then thereafter, all maintenance and repairs made by Tenant must comply with Landlord’s sustainability practices and any applicable Green Agency Rating, as the same may change from time to time.

(b)    Surrender. At the end of the Term, Tenant shall peaceably surrender the Premises in good order, repair and condition, except for reasonable wear and tear, and Tenant shall remove Tenant's Property and (if required by Landlord in accordance with this Lease) any Alterations, repairing any damage caused by such removal and restoring the Premises and leaving them clean and neat. At the end of the Term, Tenant shall “cut and remove” all cabling and telecommunications equipment which was installed by or on behalf of Tenant and runs within the Premises, and Tenant shall “cut and stay” all cabling and telecommunications equipment which was installed by or on behalf of Tenant and runs within the Building core. Any property not so removed within ten (10) days following notice to Tenant shall be deemed abandoned and may be retained by Landlord or may be removed and disposed of by Landlord in such manner as Landlord shall determine. Tenant shall be responsible for costs and expenses incurred by Landlord in removing any Alterations and disposing of any such abandoned property, making any incidental repairs and replacements to the Premises, and restoring the affected areas of the Premises, in each case to the extent Tenant fails to do so as and when required under this Lease.

(c)    Supplemental Utilities Equipment. Tenant shall not install any supplemental HVAC, space heaters or other utilities or energy-intensive equipment (“Supplemental Utilities Equipment”) in the Premises without Landlord’s prior written consent. In the event that Landlord consents in writing to such installation, Tenant shall be responsible, all at its sole cost and expense, for the installation, maintenance, and repair of any of Supplemental Utilities Equipment, and, at Landlord’s election made at the time Landlord approves such installation (provided that Tenant shall have asked Landlord in writing at the time Tenant requests consent for such installation whether such Supplemental Utilities Equipment must be removed from the Premises at the expiration or earlier termination of the Term), shall remove same from the Premises upon the expiration or termination of the Lease Term at Tenant’s sole cost and expense. Tenant agrees that it will maintain and repair any Supplemental Utilities Equipment, and major components thereof, in first-class condition, and any such equipment will be operated on sensors or timers that limit the operation of such Supplemental Utilities Equipment to hours of occupancy in the areas immediately adjacent to the occupying personnel.

7.2    Use.

(a)    General Use. Tenant shall use the Premises only for the Permitted Uses, and shall not use or permit the Premises to be used in violation of any law or ordinance or of any certificate of occupancy issued for the Building or the Premises, or of the Rules and Regulations. Tenant shall not cause, maintain or permit any nuisance in, on or about the Property, or commit or allow any waste in or upon the Property. Tenant shall not use utility services in excess of amounts reasonably determined by Landlord to be within the normal range of demand for the Permitted Uses. In the event Landlord provides Tenant with the Green Certification Notice, then thereafter, Tenant shall not use or operate the Premises in any manner that will cause the Building or any part thereof not to conform with Landlord’s sustainability practices or the certification of the Building issued pursuant to any Green Agency Rating

(b)    Obstructions and Exterior Displays. Tenant shall not obstruct any of the Common Areas or any portion of the Property outside the Premises, and shall not, except as otherwise previously approved by Landlord, place or permit any signs, decorations, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, that may be visible from outside the Premises. Tenant shall use the standard window covering designated by Landlord for use throughout the Building to cover all windows in the Premises, provided that Tenant shall be permitted to use window coverings selected by Tenant after obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld so long as such alternate window coverings are consistent with the standard window coverings in the Building.

(c)    Floor Load. Tenant shall not place a load upon the floor of the Premises exceeding the load per square foot such floor was designed to carry, as determined by applicable building code.

(d)    Compliance with Insurance Policies. Tenant shall not keep or use any article in the Premises, or permit any activity therein, which is prohibited by any insurance policy covering the Building, or would result in an increase in the premiums thereunder.

(e)    Rules and Regulations. Tenant shall observe and comply with the rules and regulations attached as Exhibit C (as they may be modified in accordance with this paragraph, the "Rules and Regulations"), and all reasonable, non-discriminatory modifications thereto as made by Landlord and put into effect from time to time by prior written notice to Tenant. Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or occupant of the Building of the Rules and Regulations. In the event of a conflict between the terms of this Lease and the Rules and Regulations, the terms of this Lease shall govern.

(f)    Sustainability Practices. In the event Landlord provides Tenant with a Green Certification Notice, then thereafter, all of Tenant’s construction and maintenance methods and procedures, material purchases, and disposal of waste must be in compliance with minimum standards and specifications for tenant interiors as required by such rating, provided that such compliance does not result in more than a de minimis amount of additional costs to Tenant, in addition to all governmental requirements.

(g)    Energy/Carbon Reduction. Tenant shall use energy efficient bulbs in task lighting; use of lighting controls; daylighting measures to avoid overlighting interior spaces; closing shades on the south side of the building to avoid over heating the space; turning off lights and equipment at the end of the work day; and purchasing ENERGY STAR® qualified equipment, including but not limited to lighting, office equipment, commercial and residential quality kitchen equipment, vending and ice machines; and purchasing products certified by the U.S. EPA’s Water Sense® program, provided that such compliance does not result in more than a de minimis amount of additional costs to Tenant.

(h)    Recycling and Waste Management. Tenant covenants and agrees, at its sole cost and expense: (i) to comply with all present and future governmental requirements regarding the collection, sorting, separation, and recycling of garbage, trash, rubbish and other refuse (collectively, “trash”); (ii) to comply with Landlord’s recycling policy, as stated in the Rules and Regulations (as such policy may be amended or supplemented from time to time), as part of Landlord’s sustainability practices where it may be more stringent than applicable governmental requirements, including without limitation, recycling such categories of items designated by Landlord and transporting such items to any recycling areas designated by Landlord; (iii) to sort and separate its trash and recycling into such categories as are provided by governmental requirements or Landlord’s then-current sustainability practices; (iv) that each separately sorted category of trash and recycling shall be placed in separate receptacles as directed by Landlord; (v) that Landlord reserves the right to refuse to collect or accept from Tenant any waste that is not separated and sorted as required by governmental requirements, and to require Tenant to arrange for such collection at Tenant’s sole cost and expense, utilizing a contractor satisfactory to Landlord; and (vi) that Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Subsection (h).

7.3    Assignment; Sublease.

(a)    General Prohibition. Tenant shall not assign its rights under this Lease nor sublet the whole or any part of the Premises without Landlord's prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Landlord’s consent shall not be considered unreasonably withheld (by way of example and not limitation) if (i) the proposed assignee’s creditworthiness does not meet the same criteria Landlord uses to select comparable Building tenants or if the proposed subtenant does not have sufficient credit to meet its obligations under the sublease as reasonably determined by Landlord; (ii) the proposed subtenant’s or assignee’s business is not suitable for the Building when considering the business of the other tenants and the Building’s profile or reputation; (iii) the proposed subtenant or assignee is already a tenant or occupant of the Building and Landlord has similarly sized space in the Building available for lease; or (iv) Landlord then has available for lease in the Building a similarly sized space. In the event that Landlord grants such consent, Tenant shall remain primarily liable to Landlord for the payment of all rent and for the full performance of the obligations under this Lease and fifty percent (50%) of any excess rents collected by Tenant (less upfront costs paid by Tenant, including but not limited to commissions, fees, free rent or other concessions, and tenant improvements) shall be paid to Landlord. Tenant shall be responsible for payment of all out of pocket costs incurred by Landlord in connection with any such request for Landlord's consent to a proposed assignment or subletting, as provided in Paragraph 11.5, in an amount not to exceed $2,500.00 per request. Any assignment or subletting which does not conform with this Paragraph 7.3 shall be void and a default hereunder. Landlord may withhold its consent for any assignment or sublease if the proposed assignee or subtenant has a proposed use or operation in the Premises which may or will cause the

Building or any part thereof not to conform with the environmental and green building clauses in this Lease, as reasonably evidenced by Landlord.

(b)    Recapture. In addition to, but not in limitation of, the foregoing: in the event of a request by Tenant for Landlord's consent to a proposed assignment of the Lease or a proposed subletting of forty percent (40%) or more of the floor area of the Premises, Landlord, at Landlord's sole option, may terminate the Lease. Landlord shall exercise any such option by written notice given to Tenant within thirty (30) days after Landlord's receipt of such request from Tenant, and in each case such termination shall take effect as of the date set forth in Landlord's said notice, which shall be not less than sixty (60) days and not more than one hundred twenty (120) days after the date of Landlord's said notice. If Landlord exercises any such option to terminate the Lease, Tenant shall surrender possession of the Premises on or before the date set forth in Landlord's notice, in accordance with the provisions of this Lease relating to the surrender of the Premises at expiration of the Term. Landlord's failure to exercise such option to terminate the Lease shall not be construed as Landlord's consent to the proposed assignment or subletting. Notwithstanding the foregoing, Tenant shall have the right to rescind its request for an assignment or sublease within fifteen (15) days after receipt of a notice from Landlord electing to terminate this Lease, in which case Landlord’s termination notice shall be deemed null and void and this Lease shall continue in full force and effect.

(c)    Permitted Transfers. Notwithstanding anything to the contrary in this Lease, Tenant shall have the right without the prior consent of Landlord, but after at least 15 days’ prior written notice to Landlord (provided, however, that if advance notice is prohibited under applicable laws or any commercially reasonable confidentiality agreement, Tenant may provide such notice within ten (10) business days after then transaction deemed an assignment or subletting) to assign the Lease or sublet the Premises to any Affiliate (as defined below), or an entity (a “Surviving Entity”) into which Tenant merges or that acquires substantially all of the assets or stock of Tenant or that otherwise succeeds to Tenant’s interest by operation of law (excluding through bankruptcy) such as through a corporate reorganization (the Surviving Entity or Affiliate are also referred to as a “Permitted Transferee”); provided: (i) Tenant delivers to Landlord the Transfer Information (as defined below); (ii) the Surviving Entity shall have a tangible net worth at least equal to the net worth of Tenant immediately prior to such transfer (disregarding any transfer of assets made to devalue Tenant within the prior twelve (12) months) or otherwise reasonably acceptable to Landlord taking into account the fact that the originally named Tenant is not being released; (iii) the originally named Tenant shall not be released or discharged from any liability under this Lease by reason of such assignment or subletting, and the Permitted Transferee shall assume (to the extent not assumed by operation of law) in writing all of the obligations and liabilities of Tenant under this Lease; (iv) the use of the Premises shall not change; (v) such assignment or subletting is not principally for the purpose of transferring the leasehold estate created by this Lease; and (vi) if such assignment or subletting is to an Affiliate, such transferee shall remain an Affiliate throughout the Term and if such transferee shall cease being an Affiliate, Tenant shall notify Landlord in writing of such change and such transfer shall then be subject to Landlord’s approval in accordance with the terms of Section 7.3(a) above. An “Affiliate” means a corporation, limited liability company, partnership, or other registered entity, 50% or more of whose equity interest is owned, directly or indirectly, by the same persons or entities owning 50% or more of Tenant’s equity interests, a subsidiary, or a parent corporation. The “Transfer Information” means the following information: (i) a copy of the fully executed assignment and assumption agreement, or sublease agreement, as applicable; (ii) a copy of the then-current financials of the transferee (either audited or certified by the chief financial officer of the transferee); and (iii) such other reasonably requested information by Landlord needed to confirm or determine Tenant’s compliance with the terms and conditions of this Section.

(d)    Prohibition on Early Assignments. Notwithstanding any provision in this Lease to the contrary, except in the event of a Permitted Transferee, Landlord, in Landlord’s sole and absolute discretion, may withhold and refuse to consent to any proposed assignment of this Lease requested by Tenant during the first twenty four (24) months of the Lease term, or the first twenty four (24) months of any renewal or extension of the Lease Term. Tenant acknowledges and agrees that Landlord’s withholding of, or refusal to grant, consent to any proposed assignment of this Lease during such period shall be deemed reasonable for all purposes of this Lease.

(e)    Assignment Defined. For purposes of this Paragraph 7.3, "assignment" shall include, without limitation: (i) any transfer of Tenant's interest in this Lease by operation of law; (ii) any merger or consolidation of Tenant with or into any other firm or corporate entity, whether in a single transaction or a series of transactions; (iii) the transfer or sale of a controlling interest in Tenant, whether by sale of its capital stock or otherwise, provided that transfers or sales or issuances of publically traded stock shall not be deemed an assignment; or (iv) any agreement by which Tenant agrees to enter into or execute any assignment or other transfer of the Lease at the direction of any other party, or assigns Tenant's rights in and to the income arising from any such assignment or transfer to another party.

7.4    Indemnities.

(a)     Tenant. Tenant, at Tenant's expense, shall defend, indemnify and hold harmless Landlord and Landlord's agents, employees, invitees, licensees and contractors from and against any cost, claim, action, liability or damage of any kind arising from (i) Tenant's use and occupancy of the Premises or the Property, or any activity done or permitted by Tenant, in, on or about the Premises, (ii) any breach or default by Tenant of its obligations under this Lease, or (iii) any negligent, tortious or illegal act or omission of Tenant, its agents, employees, invitees, licensees or contractors. The obligations of Tenant under this paragraph shall survive the expiration or termination of this Lease. Nothing in this paragraph shall relieve Landlord from, or require Tenant to indemnify Landlord against, liability for damages to property or injury to person caused by the negligence or willful misconduct of Landlord or its agents, employees or contractors. All property kept, stored or maintained in the Premises shall be at the sole risk of Tenant.

(b)    Landlord. Landlord, at Landlord's expense, shall defend, indemnify and hold harmless Tenant and Tenant's agents, employees, invitees, licensees and contractors from and against any cost, claim, action, liability or damage of any kind arising from (i)  any breach or default by Landlord of its obligations under this Lease, or (ii) any negligent, tortious or illegal act or omission of Landlord, its agents, employees, invitees, licensees or contractors. The obligations of Landlord under this paragraph shall survive the expiration or termination of this Lease. Nothing in this paragraph shall relieve Tenant from, or require Landlord to indemnify Tenant against, liability for damages to property or injury to person caused by the negligence or willful misconduct of Tenant or its agents, employees or contractors.

7.5    Tenant's Insurance. Tenant shall at all times during the term of the Lease maintain the following types of insurance in the following minimum amounts:

1	Commercial General Liability
$1,000,000 per occurrence/location
$2,000,000 annual aggregate
Additional Insureds:
Landlord
Property Management Company
Lender, as applicable
Bentall Kennedy (US) Limited Partnership,
Including their agents, affiliates, members, directors, officers, & employees

Coverage to include:
Premises/Operations Liability
Products/Completed Operations
Broad Form Contractual Liability
Bodily Injury/Death
Broad Form Property Damage
Written on occurrence basis
Host liquor liability, if Tenant is serving alcohol in the Premises
Liquor Liability, if tenant is business of selling or serving alcohol
No Exclusion for demolition, excavating, collapse, underground work, and blasting

2	Automobile Liability including owned, non-owned, leased, and hired	$1,000,000 combined bodily injury and property damage and uninsured motorist
3	Excess CGL, Auto, and Employers Liability/Umbrella Liability	$5,000,000 per occurrence, on form at least as broad as underlying policies
4	Workers Compensation Employer Liability	Statutory $1,000,000/accident/employee
5	Property Insurance	Tenant is solely responsible for insuring its own personal property, belongings, equipment, inventory, etc.
6	Business Interruption	12 months on an Actual Loss Sustained basis

Additional Contract Terms:
Minimum AM Best Rating is A- VII
Tenant’s policy shall be endorsed to provide Landlord 30 days written notice of cancellation or non-renewal (10 days for non-payment), if commercially reasonably available.
CGL, Auto, Excess/Umbrella, and Employer Liability policies should include cross liability or severability of interests clause.
Deductibles above $25,000 and self-insured retentions must be declared to the Landlord prior to execution of leases.
Certificate of Insurance should include the ISO form of Additional Insured Endorsement
Tenant’s policies should be primary and non-contributory
Lease should contain a mutual waiver of subrogation.
Certificate of Insurance should be addressed to:

Landlord
c/o Property Manager

Tenant shall also carry such higher limits or other insurance as may be reasonably required from time to time by Landlord in accordance with the standards customarily applied by institutional lenders respecting office property in the area where the Building is located.

A certificate of insurance evidencing such insurance and in form acceptable to Landlord shall be furnished to Landlord upon Tenant’s execution of this Lease and prior to the renewal date and at such other times as may be reasonably requested by Landlord. Such insurance may be furnished by Tenant under any blanket policy carried by it or under a separate policy therefor provided that any such policy contains an endorsement that includes Landlord, Bentall Kennedy (US) LP and Manager, references the Premises as a covered location. If Tenant fails to acquire or maintain any insurance or provide any certificate required by this paragraph within 10 days following notice, Landlord may, but shall not be required to, obtain such insurance or certificates and the costs associated with obtaining such insurance or certificates, with interest thereon, at the Default Rate until paid, shall be payable by Tenant to Landlord on demand as Additional Rent.

7.6    Payment of Taxes. If at any time during the Term, any political subdivision of the state in which the Property is located, or any other governmental authority, levies or assesses against Landlord a tax or excise on rents or other tax (excluding income tax), however described, including but not limited to assessments, charges or fees required to be paid, by way of substitution for or as a supplement to real estate taxes, or any other tax on rent or profits in substitution for or as a supplement to a tax levied against the Property, Building or Landlord's personal property, then Tenant will pay to Landlord as Additional Rent its proportionate share based on Tenant's Percentage of said tax or excise.

7.7    Environmental Assurances.

(a)    Covenants.

(i)    Tenant shall not cause any Hazardous Materials to be used, generated, stored or disposed of on, under or about, or transported to or from, the Premises unless the same is specifically approved in advance by Landlord in writing other than small quantities of retail, household, and office chemicals customarily sold over-the-counter to the public and which are related to Tenant's Permitted Uses.

(ii)    Tenant shall comply with all obligations imposed by Environmental Laws, and all other restrictions and regulations upon the use, generation, storage or disposal of Hazardous Materials at, to or from the Premises.

(iii)    Tenant shall deliver promptly to Landlord true and complete copies of all notices received by Tenant from any governmental authority with respect to the use, generation, storage or disposal by Tenant of Hazardous Materials at, to or from the Premises and shall immediately notify Landlord both by telephone and in writing of any unauthorized discharge of Hazardous Materials or of any condition that poses an imminent hazard to the Property, the public or the environment that is caused by Tenant or any Tenant Party.

(iv)    Tenant shall complete fully, truthfully, in all material respects, and promptly any questionnaires sent by Landlord with respect to Tenant's use of the Premises and its use, generation, storage and disposal of Hazardous Materials at, to or from the Premises.

(v)    Tenant shall permit entry onto the Premises by Landlord or Landlord's representatives at any reasonable time to verify and monitor Tenant's compliance with its covenants set forth in this Paragraph 7.7 and to perform other environmental inspections of the Premises in accordance with this Lease.

(vi)    If Landlord conducts any environmental inspections because it has reason to believe that Tenant's activities have or are likely to result in a violation of Environmental Laws or a release of Hazardous Materials on the Property, and such inspections disclose a violation of the terms of this Section 7.7 by Tenant then Tenant shall pay to Landlord, as Additional Rent, the out of pocket costs incurred by Landlord for such inspections.

(vii)    Tenant shall cease immediately upon notice from Landlord any activity which violates or creates a risk of violation of any Environmental Laws.

(viii)    After notice to and approval by Landlord, Tenant shall promptly remove, clean-up, dispose of or otherwise remediate, in accordance with Environmental Laws and good commercial practice, any Hazardous Materials in violation of this Lease on, under or about the Property resulting from Tenant's activities on the Property.

(b)    Indemnification. Tenant shall indemnify, defend with counsel acceptable to Landlord and hold Landlord harmless from and against any claims, damages, costs, liabilities or losses

(including, without limitation, any decrease in the value of the Property, loss or restriction of any area of the Property, and adverse impact of the marketability of the Property or Premises) arising out of Tenant's use, generation, storage or disposal of Hazardous Materials at, to or from the Premises.

(c)    Definitions. Hazardous Materials shall include but not be limited to substances defined as "hazardous substances", "toxic substances", or "hazardous wastes" in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the federal Hazardous Materials Transportation Act, as amended; and the federal Resource Conservation and Recovery Act, as amended; those substances defined as "hazardous substances", "materials", or "wastes" under the law of the state in which the Premises are located; and as such substances are defined in any regulations adopted and publications promulgated pursuant to said laws ("Environmental Laws"); materials containing asbestos or urea formaldehyde; gasoline and other petroleum products; flammable explosives; radon and other natural gases; and radioactive materials.

(d)    Survival. The obligations of Tenant in this Paragraph 7.7 shall survive the expiration or termination of this Lease.

(e)    Existing Hazardous Materials. Landlord represents that, to Landlord’s knowledge, as of the Date of Lease, no Hazardous Materials are present at the Property in violation of applicable Environmental Laws. Landlord shall be responsible at Landlord’s expense to remediate any Hazardous Materials present on or in the Premises prior to the Lease Commencement Date, to the extent such remediation is required by applicable Environmental Laws.

(f)    Migration of Hazardous Materials Not Caused by Tenant. Notwithstanding anything herein to the contrary, Tenant shall not be responsible for the remediation of any Hazardous Materials which migrate into the Premises to the extent such migration was not caused by Tenant or any Tenant Party.

7.8    Americans With Disabilities Act. Landlord shall comply with the Americans with Disabilities Act of 1990 ("ADA") and the regulations promulgated thereunder with respect to the Building excluding the Premises and, prior to the Commencement Date with respect to the Premises. Tenant shall comply with the ADA and the regulations thereunder that are promulgated after the Commencement Date with respect to the Premises. Subject to the foregoing, Tenant hereby expressly assumes all responsibility for the compliance of activities conducted by Tenant within the Premises with the ADA relating to the Premises. Any Alterations to the Premises made by Tenant for the purpose of complying with the ADA or which otherwise require compliance with the ADA shall be done in accordance with this Lease; provided, that Landlord's consent to such Alterations shall not constitute either Landlord's assumption, in whole or in part, of Tenant's responsibility for compliance with the ADA, or representation or confirmation by Landlord that such Alterations comply with the provisions of the ADA. Notwithstanding the foregoing, in the event Landlord is required to install Building wide ADA improvements which affect the Premises, and provided that the need for such Building wide ADA improvements was not caused or triggered by any act or omission of Tenant, then Landlord shall install such improvements in the Premises, and Tenant shall reimburse Landlord for Tenant’s Percentage of the cost of such Building wide improvements to the extent that they are Capital Costs in accordance with Section 3.2 above.

ARTICLE VIII DEFAULT

8.1    Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder by Tenant:

(a)    The failure by Tenant to make any payment of Base Rent or Additional Rent or any other payment required hereunder, as and when due, where such failure shall continue for a period of five (5) days after written notice thereof from Landlord to Tenant; provided, that Landlord shall not be required to provide such notice more than once during any twelve (12) month period with respect to non‑payment of Rent, the second such non‑payment constituting a default without requirement of notice;

(b)    The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in clause (a) above, where such failure shall continue for a period of more than thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant's default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said thirty (30) day period, diligently prosecutes such cure to completion, and completes such cure no later than ninety (90) days from the date of such notice from Landlord;

(c)    The failure by Tenant, Guarantor (if any), or any present or future guarantor of all or any portion of Tenant's obligations under this Lease to pay its debts as they become due, or Tenant or any such Guarantor (if any) becoming insolvent, filing or having filed against it a petition under any chapter of the United States Bankruptcy Code, 11 U.S.C. Paragraph 101 et seq. (or any similar petition under any insolvency law of any jurisdiction) and such petition is not dismissed within sixty (60) days thereafter, proposing any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, making an assignment or trust mortgage for the benefit of creditors, or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to any property or business of Tenant or Guarantor (if any) and is not discharged within 60 days thereafter; or

(d)    If the leasehold estate under this Lease or any substantial part of the property or assets of Tenant or of Guarantor of this leasehold is taken by execution, or by other process of law, or is attached or subjected to any involuntary encumbrance if such attachment or other seizure remains undismissed or undischarged for a period of ten business (10) days after the levy thereof.

8.2    Remedies of Landlord and Calculation of Damages.

(a)    Remedies. In the event of an Event of Default by Tenant, whether or not the Term shall have begun, in addition to any other remedies available to Landlord at law or in equity, Landlord may, at its option and without further notice exercise any or all of the following remedies:

(i)    Terminate the Lease and upon notice to Tenant of termination of the Lease all rights of Tenant hereunder shall thereupon come to an end as fully and completely as if the date such notice is given were the date originally fixed for the expiration of the Term, and Tenant shall then quit and surrender the Premises to Landlord and Landlord shall have the right, without judicial process, to re-enter the Premises. No such expiration or termination of the Lease shall relieve Tenant of its liability and obligations under the Lease.

(ii)    Accelerate the payment of Base Rent and all Additional Rent under this Lease for the remainder of the Term and terminate the Lease in the same manner, and with the same force and effect, as provided in clause (i) above.

(iii)    Enter the Premises and cure any default by Tenant and in so doing, Landlord may make any payment of money or perform any other act. All out of pocket sums so paid by Landlord, and all incidental costs and expenses, including reasonable attorneys' fees, shall be considered Additional Rent under this Lease and shall be payable to Landlord within 5 days following demand, together with interest from the date of demand to the date of payment at the rate of interest applicable to late payments of Base Rent under this Lease.

(b)    Calculation of Damages. If this Lease is terminated as provided in Paragraph 8.2(a)(i) above, Tenant, until the end of the Term, or what would have been such Term in the absence of any such event, shall be liable to Landlord, as damages for Tenant's default, for the amount of the Base Rent and all Additional Rent and other charges which would be payable under this lease by Tenant if this Lease were still in effect, less the net proceeds of any reletting of the Premises actually collected by Landlord after deducting all Landlord's out of pocket expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage and management commissions, operating expenses, legal expenses, reasonable attorneys' fees, alteration costs and expenses of preparation of the Premises for such reletting. Tenant shall pay such damages to Landlord monthly on the days on which the Base Rent would have been payable as if this Lease were still in effect, and Landlord shall be entitled to recover from Tenant such damages monthly as the same shall arise.

If Base Rent and Additional Rent are accelerated and this Lease is terminated as provided in Paragraph 8.2(a)(ii) above, Tenant shall be liable to pay to Landlord, in one payment, as damages for Tenant's default, an amount equal to the total amount of Base Rent and Additional Rent reserved in this Lease from the date of default to the date of expiration of the Term, less the fair market rental value of the Premises for such period, discounted at a fixed annual interest rate equal to the Federal Funds Rate as published in the Wall Street Journal on the date of Landlord's election to accelerate the rents hereunder.

Whether or not the Lease is terminated, Landlord shall in no way be responsible or liable for any failure to relet the Premises or for any failure to collect any rent upon such reletting.

(c)    No Limitations. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be provided, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

(d)    Cumulative Remedies. Landlord's remedies under this Lease are cumulative and not exclusive of any other remedies to which Landlord may be entitled in case of Tenant's default or threatened default under this Lease, including, without limitation, the remedies of injunction and specific performance.

ARTICLE IX CASUALTY AND EMINENT DOMAIN

9.1    Casualty.

(a)    Casualty in General. If, during the Term, the Premises, the Building or the Lot, are wholly or partially damaged or destroyed by fire or other casualty, and the casualty renders the Premises totally or partially inaccessible or unusable by Tenant in the ordinary conduct of Tenant's business, then Landlord shall, within thirty (30) days of the date of the damage, give Tenant a notice ("Damage Notice") stating whether, according to Landlord's good faith estimate, the damage can be repaired within six (6) months ("Repair Period"), without the payment of overtime or other premiums. The parties' rights and obligations shall then be governed according to whether the casualty is an Insured Casualty or an Uninsured Casualty as set forth in the following paragraphs.

(b)    Insured Casualty. If the casualty results from a risk, the loss to Landlord from which is fully covered by insurance maintained by Landlord or for Landlord's benefit (except for any deductible amount), it shall be an "Insured Casualty" and governed by this Paragraph 9.1(b). In such event, if the Damage Notice states that the repairs can be completed within the Repair Period without the payment of overtime or other premiums, then Landlord shall promptly proceed to make the repairs, this Lease shall remain in full force and effect, and Base Rent and Tenant’s Share of Expenses shall be equitably reduced, during the period between the casualty and completion of the repairs, in proportion to the portion of the Premises that is inaccessible or unusable during that period. If the Damage Notice states that the repairs cannot, in Landlord's estimate, be completed within the Repair Period without the payment of overtime or other premiums, then either party may, terminate this Lease by written notice given to the other within thirty (30) days after the giving of the Damage Notice. If either party elects to terminate this Lease, the lease shall terminate as of the date of the occurrence of such damage or destruction and Tenant shall vacate the Premises thirty (30) days from the date of the written notice terminating the Lease. If neither party so terminates, then this Lease shall remain in effect, Landlord shall make repairs, and Base Rent shall be proportionately reduced as set forth above during the period when the Premises is inaccessible or unusable and is not used by Tenant.

(c)    Uninsured Casualty. If the casualty is not an Insured Casualty as set forth in the previous paragraph, it shall be an "Uninsured Casualty" governed by this Paragraph 9.1(c). In such event, if the Damage Notice states that the repairs can be completed within the Repair Period without the payment of overtime or other premiums, Landlord may elect, by written notice given to Tenant within thirty (30) days after the Damage Notice, to make the repairs, in which event this Lease shall remain in effect and Base Rent shall be proportionately reduced as set forth above. If Landlord does not so elect to make the repairs, or if the Damage Notice states that the repairs cannot be made within the Repair Period, this Lease shall terminate as of the date of the casualty and Tenant shall vacate the Premises ten (10) business days from the date of Landlord's written notice to Tenant terminating the Lease.

(d)    Casualty within final six months of Term. Notwithstanding anything to the contrary contained in this Paragraph 9.1, if the Premises or the Building is wholly or partially damaged or destroyed within the final six (6) months of the Term of this Lease, Landlord shall not be required to repair such casualty and either Landlord or Tenant may elect to terminate this Lease.

(e)    Tenant Improvements and Alterations. If Landlord elects to or is otherwise required to repair after a casualty in accordance with this Paragraph 9.1, then Landlord, to the extent insurance proceeds are received on a timely basis and in sufficient amount, shall cause Tenant Improvements and approved Alterations to be repaired and restored. If the insurance proceeds are not available on a timely basis for Landlord’s use or are in an amount insufficient to repair and restore Tenant’s Improvements and approved Alterations, such delay or insufficiency shall not limit or affect Tenant’s obligations hereunder. Landlord shall have no responsibility for any personal property placed or kept in or on the Premises or the Building by Tenant or Tenant's agents, employees, invitees or contractors and Landlord shall not be required to repair any damage to, or make any repairs to or replacements of, such personal property.

(f)    Exclusive Remedy. This Paragraph 9.1 shall be Tenant's sole and exclusive remedy in the event of damage or destruction to the Premises or the Building. No damages, compensation or claim shall be payable by Landlord for any inconvenience, any interruption or cessation of Tenant's business, or any annoyance, arising from any damage to or destruction of all or any portion of the Premises or the Building.

(g)    Waiver of Subrogation. Landlord and Tenant shall cause each insurance policy obtained by each of them to provide that the insurer waives all right of recovery by way of subrogation against either Landlord or Tenant in connection with any loss or damage covered by such policy.

9.2    Eminent Domain.

(a)    Eminent Domain in General. If the whole of the Premises, or so much of the Premises or access to the same as to render the balance unusable by Tenant, shall be taken or appropriated under the power of eminent domain or condemnation (a "Taking"), either Landlord or Tenant may terminate this Lease and the termination date shall be the date of the Order of Taking, or the date possession is taken by the Taking authority, whichever is earlier. If any part of the Property is the subject of a Taking and such Taking materially affects the normal operation of the Building or Common Areas, Landlord may elect to terminate this Lease. A sale by Landlord under threat of a Taking shall constitute a Taking for the purpose of this Paragraph 9.2. No award for any partial or entire Taking shall be apportioned. Landlord shall receive (subject to the rights of Landlord's mortgagees) and Tenant hereby assigns to Landlord any award which may be made and any other proceeds in connection with such Taking, together with all rights of Tenant to such award or proceeds, including, without limitation, any award or compensation for the value of all or any part of the leasehold estate; provided that nothing contained in this Paragraph 9.2(a) shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any separate award made to Tenant for (i) the taking of Tenant's Property, or (ii) interruption of or damage to Tenant's business, or (iii) Tenant's moving and relocation costs.

(b)    Reduction in Base Rent. In the event of a Taking which does not result in a termination of the Lease, Base Rent shall be proportionately reduced based on the portion of the Premises rendered unusable, and Landlord shall restore the Premises (including the Tenant Improvements and any approved Alterations) or the Building to the extent of available proceeds or awards from such Taking. Landlord shall not be required to repair or restore any damage to Tenant's Property.

(c)    Sole Remedies. This Paragraph 9.2 sets forth Tenant's and Landlord's sole remedies for Taking. Upon termination of this Lease pursuant to this Paragraph 9.2, Tenant and Landlord hereby agree to release each other from any and all obligations and liabilities with respect to this Lease except such obligations and liabilities which arise or accrue prior to such termination.

ARTICLE X RIGHTS OF PARTIES HOLDING SENIOR INTERESTS

10.1    Subordination. This Lease shall be subject and subordinate to the lien of any and all mortgages, deeds of trust and other instruments in the nature of a mortgage, ground lease or other matters or record ("Senior Interests") which now or at any time hereafter encumber the Property and Tenant shall, within twenty (20) days of Landlord's request, execute and deliver to Landlord such recordable written instruments as shall be necessary to show the subordination of this Lease to such Senior Interests. Notwithstanding the foregoing, if any holder of a Senior Interest succeeds to the interest of Landlord under this Lease, then, at the option of such holder, this Lease shall continue in full force and effect and Tenant shall attorn to such holder and to recognize such holder as its landlord. Landlord shall obtain, from any lender hereafter holding a mortgage on the Building such lender’s standard Subordination, Non-Disturbance and Attornment Agreement. Landlord represents that there is currently no mortgage encumbering Landlord’s interest in the Property.

10.2    Mortgagee's Consent. No assignment of the Lease and no agreement to make or accept any surrender, termination or cancellation of this Lease (other than the exercise of termination rights expressly provided in the Lease) and no agreement to modify so as to reduce the Rent, change the Term, or otherwise materially change the rights of Landlord under this Lease, or to relieve Tenant of any obligations or liability under this Lease, shall be binding on a mortgagee of which Tenant has prior written notice unless consented to by Landlord's mortgagees of record, if any.

ARTICLE XI GENERAL

11.1    Representations by Tenant. Tenant represents and warrants that any financial statements provided by it to Landlord were true, correct and complete in all material respects when provided, and that no material adverse change has occurred since that date that would render them inaccurate or misleading. Tenant represents and warrants that those persons executing this Lease on Tenant's behalf are duly authorized to execute and deliver this Lease on its behalf, and that this Lease is binding upon Tenant in accordance with its terms, and simultaneously with the execution of this Lease, Tenant shall deliver or provide evidence of such authority to Landlord in form satisfactory to Landlord.

11.2    Notices. Any notice required or permitted hereunder shall be in writing. Notices shall be addressed to Landlord c/o Manager at Manager's Address and to Tenant at Tenant's Address. Any communication so addressed shall be deemed duly given when delivered or when delivery is refused if delivered by hand, by Federal Express (or other guaranteed one day delivery service) or by registered or certified mail, return receipt requested. Either party may change its address by giving notice to the other.

11.3    No Waiver or Oral Modification. No provision of this Lease shall be deemed waived by Landlord or Tenant except by a signed written waiver. No consent to any act or waiver of any breach or default, express or implied, by Landlord or Tenant, shall be construed as a consent to any other act or waiver of any other breach or default.

11.4    Severability. If any provision of this Lease, or the application thereof in any circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and each provision hereof shall be valid and enforceable to the fullest extent permitted by law.

11.5    Requests by Tenant. Tenant shall pay, on demand, all reasonable out of pocket costs incurred by Landlord, including without limitation reasonable attorneys' fees, in connection with any matter requiring Landlord's review or consent or any other requests made by Tenant under this Lease, regardless of whether such request is granted by Landlord.

11.6    Estoppel Certificate and Financial Statements.

(a)    Estoppel Certificate.

(i)    Within seven (7) days after written request by Landlord, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying (A) that this Lease is unmodified and in full force and effect, or is in full force and effect as modified and stating the modifications; (B) the amount of Base Rent currently payable by Tenant to Landlord; (C) Tenant's Percentage and Tenant's Share of Expenses currently payable by Tenant to Landlord; (D) the date to which Base Rent and Tenant's Share of Expenses have been paid in advance; (E) the amount of any security deposited with Landlord; (vi) that, to the knowledge of Tenant, Landlord is not in default hereunder or, if Landlord is claimed to be in default, stating the nature of any claimed default, and (F) such other matters as may be reasonably requested by Landlord. Any such statement may be relied upon by a purchaser, assignee or lender. Tenant's failure to execute and deliver such statement within the time required shall be a default under this Lease and shall also be conclusive upon Tenant that this Lease is in full force and effect and has not been modified except as represented by Landlord; and there are no uncured defaults in Landlord's performance and Tenant has no right of offset, counterclaim or deduction against rent.

(ii)    In the event Tenant is applying for a line of credit or similar financing, and the lender requires an estoppel certificate from Landlord to approve such financing to Tenant, then, within fifteen (15) days after written request by Tenant (which request must state in bold, capitalized letters “RESPONSE REQUIRED WITHIN 15 DAYS”) Landlord shall execute, acknowledge and deliver to Tenant a statement certifying (A) that this Lease is unmodified and in full force and effect, or is in full force and effect as modified and stating the modifications; (B) that, to the knowledge of Landlord, Tenant is not in default hereunder or, if Tenant is claimed to be in default, stating the nature of any claimed default, and (C) such other matters as may be reasonably requested by such lender.

(b)    Financial Statements. Tenant shall, without charge therefor, at any time, within seven (7) days following a request by Landlord, deliver to Landlord, or to any other party designated by Landlord, a true and accurate copy, in all material respects, of Tenant's most recent financial statements. All requests made by Tenant regarding renewals or expansions must be accompanied by Tenant's most recent financial statements. The foregoing requirements shall not apply so long as Tenant’s financial statements are available to the public online. All requests made by Tenant regarding subleases, or assignments must be accompanied by Tenant's prospective subtenant's and prospective assignee's most recent financial statements.

11.7    Waiver of Liability. Notwithstanding anything to the contrary set forth in this Lease, Landlord and Tenant each hereby waive all rights of recovery against the other and against the officers, employees, agents, and representatives of the other, on account of loss by or damage to the waiving party or its property or the property of others under its control, to the extent that such loss or damage is insured against under any insurance policy that either may have in force at the time of the loss or damage. Each party shall notify its insurers that the foregoing waiver is contained in this Lease.

11.8    Execution, Prior Agreements and No Representations. This Lease shall not be binding and enforceable until executed by authorized representatives of Landlord and Tenant. This Lease contains all of the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings, whether written or oral, between them with respect to such subject matter. Each party acknowledges that the other has made no representations or warranties of any kind except as may be specifically set forth in this Lease.

11.9    Brokers. Each party represents and warrants that it has not dealt with any real estate broker or agent in connection with this Lease or its negotiation except Brokers. Brokers shall be paid a commission by Landlord pursuant to a separate agreement. Each party shall indemnify the other and hold it harmless from any cost, expense, or liability (including costs of suit and reasonable attorneys' fees) for any compensation, commission or fees claimed by any other real estate broker or agent in connection with this Lease or its negotiation by reason of any act or statement of the indemnifying party. The Brokers listed in Part I shall not by reason of such listing have any automatic claim to any commission in connection with future extensions, expansions, modifications or renewals of this Lease.

11.10    Successors and Assigns. This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that only the original Landlord named herein shall be liable for obligations accruing before the beginning of the Term, and thereafter the original Landlord named herein and each successive owner of the Premises shall be liable only for obligations accruing during the period of their respective ownership.

11.11    Applicable Law and Lease Interpretation. This Lease shall be construed, governed and enforced according to the laws of the state in which the Property is located. In construing this Lease, paragraph headings are for convenience only and shall be disregarded. Any recitals herein or exhibits attached hereto are hereby incorporated into this Lease by this reference. Time is of the essence of this Lease and every provision contained herein. The parties acknowledge that this Lease was freely negotiated by both parties, each of whom was represented by counsel; accordingly, this Lease shall be construed according to the fair meaning of its terms, and not against either party.

11.12    Costs of Collection, Enforcement and Disputes. Tenant shall pay all costs of collection, including reasonable attorneys' fees, incurred by Landlord in connection with any default by Tenant unless such default is contested by Tenant and Tenant prevails. If either Landlord or Tenant institutes any action to enforce the provisions of this Lease or to seek a declaration of rights hereunder, the prevailing party shall be entitled to recover its reasonable attorneys' fees and court costs as part of any award. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other, on or in respect to any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder, Tenant's use or occupancy of the Premises, and/or claim of injury or damage.

11.13    Holdover. If Tenant holds over in occupancy of the Premises after the expiration of the Term, Tenant shall become a tenant at sufferance only on a month-to-month basis subject to the terms and conditions herein specified, so far as applicable. Tenant shall pay rent during the holdover period, at a base rental rate equal to one hundred fifty percent (150%) of the Base Rent in effect at the end of the Term, plus the amount of Tenant's Share of Expenses then in effect. If Tenant fails to vacate the Premises within ten (10) days after the expiration or earlier termination of this Lease, then Tenant shall also be liable for all damages sustained by Landlord on account of such holding over.

11.14    Force Majeure. If Landlord or Tenant is prevented from or delayed in performing any act required of it hereunder, and such prevention or delay is caused by strikes, labor disputes, inability to obtain labor, materials, or equipment, inclement weather, acts of God, governmental restrictions, regulations, or controls, judicial orders, enemy or hostile government actions, civil commotion, fire or other casualty, or other causes beyond such party's reasonable control ("Force Majeure"), the performance of such act shall be excused for a period equal to the period of prevention or delay. A party's financial inability to perform its obligations shall in no event constitute Force Majeure. Nothing in this Paragraph 11.14 shall excuse or delay Tenant's obligation to pay any rent or other charges due under this Lease.

11.15    Limitation On Liability.

(a)    Landlord. Landlord’s partners, directors, officers, shareholders, trustees or beneficiaries, shall not be liable to Tenant for any damage to or loss of personal property in, or to any personal injury occurring in, the Premises. Landlord shall not be liable to Tenant for any damage to or loss of personal property in, or to any personal injury occurring in, the Premises unless such damage, loss or injury is the result of the gross negligence or willful misconduct of Landlord or its agents as determined by a final non-appealable judicial proceeding. The obligations of Landlord under this Lease do not constitute personal obligations of the individual partners, directors, officers, shareholders, trustees or beneficiaries of Landlord, and Tenant shall not seek recourse against the partners, directors, officers, shareholders, trustees or beneficiaries of Landlord, or any of their personal assets for satisfaction of any liability with respect to this Lease. In the event of any default by Landlord under this Lease, Tenant's sole and exclusive remedy shall be against Landlord's interest in the Property and Tenant’s damages shall not include consequential, special, exemplary or punitive damages.

(b)    Tenant. Tenant shall not be liable to Landlord for any claim against Tenant or Tenant’s agents, employees and invitees, for loss of business opportunity or other special or consequential losses or damages, except in the event of a holdover in accordance with Section 11.13 above and/or in the event of a default by Tenant of its environmental covenants and/or obligations set forth in Section 7.7 of this Lease.

11.16    Notice of Landlord's Default. The failure by Landlord to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Landlord shall not constitute a default by Landlord unless such failure shall continue for a period of more than thirty (30) days after written notice thereof from Tenant to Landlord specifying Landlord's default; provided, however, that if the nature of Landlord's default is such that more than thirty (30) days are reasonably required for its cure, then Landlord shall not be deemed to be in default if Landlord commences such cure within said thirty (30) day period and diligently prosecutes such cure to completion. Tenant shall, simultaneously with delivery to Landlord, provide written notice specifying the Landlord default to the holder of any first mortgage or deed of trust covering the Premises whose name and address have been furnished to Tenant in writing.

11.17    Lease not to be Recorded. Tenant agrees that it will not record this Lease. At Tenant’s request, Landlord shall execute and deliver to Tenant a Notice of Lease in the form attached hereto as Exhibit E (“the “Notice of Lease”), provided that Tenant shall have executed and delivered to Landlord a Termination of Notice of Lease in the form attached hereto as Exhibit F (the “Termination of Notice of Lease”). Tenant shall be permitted to record the Notice of Lease, at Tenant’s expense, in the land records of the county in which the Premises is located. Landlord shall hold the Termination of Notice of Lease in escrow and shall have the right to record it at such time as this Lease terminates or expires.

11.18    Letter of Credit. Within ten (10) days following Tenant’s execution and delivery of this Lease, and as a condition to the effectiveness of this Lease, Tenant shall deliver to Landlord an irrevocable letter of credit (“Letter of Credit”) issued by a major banking institution reasonably acceptable to Landlord (the "Bank") in the amount of $300,000.00. Landlord approves JPMorgan Chase Bank as the Bank. The Letter of Credit shall comply with the Letter of Credit Criteria attached hereto as Exhibit D-1. The parties acknowledge that the form of Letter of Credit attached as Exhibit D-2 is acceptable for the purposes of this Lease. The Letter of Credit shall provide that Landlord may draw from time to time upon such Letter of Credit to the extent that Landlord certifies to the Bank as to any one or more of the following: (a) that Landlord is owed Base Rent or Additional Rent, or both, or other amounts which Tenant is obligated to pay under the Lease which remain unpaid beyond applicable notice and grace periods, (b) that the Letter of Credit has not been renewed or replaced as required below, or (c) that a default beyond applicable notice and grace periods has occurred under the Lease. Such Letter of Credit shall be replaced or renewed, and such replacement or renewal Letter of Credit shall be delivered to Landlord, not later than thirty (30) days prior to expiration thereof. If Landlord draws upon the Letter of Credit as permitted above, Tenant shall within 10 days following request by Landlord deliver a replacement Letter of Credit to Landlord or otherwise restore the Security Deposit to its original amount. Tenant shall not have the right to call upon Landlord to draw upon the Letter of Credit or to apply all or any part of the proceeds therefrom to cure any default or fulfill any obligation of Tenant, but such use shall be solely in the discretion of Landlord. In the event the Letter of Credit is drawn upon by Landlord because such Letter of Credit is about to expire and has not been replaced or renewed by Tenant in accordance with the provisions of this Section, the proceeds of such Letter of Credit and all interest accrued thereon shall be held in escrow by Landlord or its agent as security for Tenant's obligations hereunder until such time as Tenant shall have delivered Landlord a replacement Letter of Credit. Upon any conveyance of the Premises by Landlord to Landlord's grantee or transferee, the Letter of Credit shall be delivered by Landlord to Landlord's grantee or transferee. Upon any such delivery and notice thereof to Tenant, Tenant hereby releases Landlord herein named of any and all liability with respect to the Letter of Credit, its application and return, and Tenant agrees to look solely to such grantee or transferee for all matters regarding such Letter of Credit, including any pending claims or disputes Tenant may have regarding the misapplication of the Letter of Credit during the term of Landlord's ownership of the Premises. It is further understood that this provision shall also apply to subsequent grantees and transferees.

11.19    Guaranty of Lease. N/A

11.20    OFAC.

(a)    Tenant. Neither Tenant nor any of its affiliates, nor, to the knowledge of Tenant, any of their respective partners, members, shareholders or other equity owners (expressly excluding any shareholders or other equity owners holding an interests through publicly traded interests), and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

(b)    Landlord. Neither Landlord nor any of its affiliates is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

11.21    Authority of Landlord. Bentall Kennedy (U.S.) Limited Partnership (“Owner’s Representative”) has executed this Lease in a representative capacity as Landlord’s authorized signatory.  Such Owner’s Representative executes, not personally but solely in the representative capacity so designated.  No personal liability or personal responsibility is assumed by, nor shall at any time be asserted or enforced against, the Owner’s Representative on account of this Lease, whether expressed or implied.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease, which includes the cover sheet, the foregoing Standard Provisions, Additional Provisions, if any, and Exhibits attached to this Lease, with the intent that each of the parties shall be legally bound thereby and that this Lease shall become effective as of the Date of Lease.

TENANT:

INFINITY PHARMACEUTICALS, INC., a Delaware
corporation

By:    /s/Seth Tasker
Name:    Seth Tasker
Title:    Vice President
Date:    April 5, 2019

By:    /s/Adelene Q. Perkins
Name:     Adelene Q. Perkins
Title:    Treasurer
Date:    March 21, 2019

LANDLORD:

SUN LIFE ASSURANCE COMPANY OF CANADA, a Canadian corporation

By:      Bentall Kennedy (U.S.) Limited Partnership, a Washington limited partnership, its real estate advisor

By:      Bentall Kennedy (U.S.) G.P. LLC, a Washington limited liability company, its General Partner

By:      /s/Philip Down

Name: Philip Down

Title:

Date:   March 25, 2019

By:      /s/Matt Sargent

Name: Matt Sargent

Title:       Vice President

Date:   March 25, 2019

PART III ADDITIONAL PROVISIONS

The following provisions ("Additional Provisions") identified below and attached and/or set forth below are included as part of the Lease between Landlord and Tenant. Capitalized terms used in any of the Additional Provisions and not otherwise defined shall have the meanings given such terms in Part I and Part II of this Lease. Unless express reference is made to a provision in Part I and Part II of this Lease for the purpose of modifying such provision, in the event of any conflict between the Additional Provisions and the provisions of Part I and Part II of this Lease, the provisions contained in the Additional Provisions shall control.

1.    Renewal Option.

(a)    Provided that at the time such option is exercised and at the expiration of the initial Lease Term, (i) Tenant has not been in monetary default under the Lease beyond applicable grace periods within the immediately preceding twelve (12) month period, and is not then in default under the Lease, (ii) Tenant has not assigned this Lease or sublet the Premises, except to a Permitted Transferee, (iii) Tenant or a Permitted Transferee continues to occupy the Premises, (iv) Tenant is using the Premises for the Permitted Uses set forth in Part I of this Lease, and (v) Tenant's financial statements indicate a net worth at least $4,500,000.00, Tenant shall have the option (“Renewal Option”) to renew the term of this Lease for one (1) additional two (2) year term (“Renewal Term”) on the same terms and conditions as are contained in this Lease, except that the Base Rent (including annual increases) for the Renewal Term shall be the greater of (x) the Base Rent in effect for the last year of the initial Lease Term set forth in Part I of this Lease for the first year of the Renewal Term, subject to annual increases at market escalations for each successive 12 month period of the Renewal Term, or (y) the then “Fair Market Rent” of the Premises, determined as set forth below.

(b)    The term “Fair Market Rent” shall mean the rent (including annual increases) that a tenant would pay upon leasing space similar to the Premises in a comparable building in Cambridge, Massachusetts taking into consideration such factors as the location of the Building within Cambridge, Massachusetts; the amount of net rentable space leased; the length of the lease in question; the value of the leasehold improvements existing in the Premises, the suitability of the continued use of the improvements, and the resulting cost savings to Tenant; escalations in Base Rent over the term of the lease that are being included in comparable leases, in comparable buildings for comparable spaces; appropriate inducements and concessions then being included in such comparable leases for preparation of comparable space, including but not limited to so-called free or abated rents; the location and quality of the Building as compared to comparable buildings; and the credit standing of Tenant.

(c)    In order to exercise the Renewal Option, Tenant must give to Landlord written notice of Tenant’s intent to enter negotiations with Landlord no less than nine (9) months, nor more than twelve (12) months, prior to the expiration of the initial Lease Term. Upon receipt of Tenant’s written notice, Landlord and Tenant shall negotiate in good faith to reach agreement on the “Fair Market Rent” for the Premises for the Renewal Term. If Tenant and Landlord are unable to reach agreement on a Fair Market Rent for the Premises within thirty (30) days after Landlord's receipt of Tenant's counter-proposal, then within five (5) days after such 30-day period, each party shall select an independent commercial real estate broker, licensed in Massachusetts and with at least five (5) years of commercial leasing experience, to determine a Fair Market Rent. If the lower proposed Fair Market Rent is within ten percent (10%) of the higher Fair Market Rent, the average of the two will be the final Fair Market Rent for the Renewal Term; if not, the two brokers will jointly select a third broker with similar qualifications, and the average of the third broker’s Fair Market Rent and the next closest Fair Market Rent will be the final Fair Market Rent for the Renewal Term. Each party shall pay its own broker and fifty percent (50%) of the cost of the third broker.

2.    Parking.

(a)    Tenant’s Parking. Throughout the initial Term of this Lease, Tenant shall lease six (6) parking spaces in the Building garage (including one (1) tandem space) (the “Garage Parking Spaces”), at a cost currently of $275.00 per month per space, and five (5) spaces at the surface parking lot located at 890 Massachusetts Avenue (the “Off-Site Parking Spaces”), at a cost currently of $150.00 per month per space. All parking rates are subject to market increases. In the event Landlord elects to redevelop the property located at 890 Massachusetts Avenue, Landlord shall have the right to terminate Tenant’s right to lease the Off-Site Parking Spaces upon ninety (90) days' prior written notice to Tenant. In the event that any of Tenant’s parking spaces are lost due to casualty, condemnation, or any other reason, Tenant shall not be obligated to pay Landlord the monthly parking fee for such parking spaces as Tenant is no longer able to use.

(b)    Termination Right for Substantial Loss of Parking. Notwithstanding anything in the Lease to the contrary, in the event that (i) more than fifty percent (50%) of Tenant’s Garage Parking Spaces are lost due to casualty, condemnation or other event not consented to or requested by Tenant, and (ii) Tenant’s right to lease the Off-Site Parking Spaces has been terminated or such Off-Site Parking Spaces have otherwise been reduced to less than three (3) spaces, and (iii) following Tenant’s request, Landlord notifies Tenant in writing that it will not provide Tenant with at least three (3) alternative parking spaces (collectively, the “Parking Termination Conditions”), then Tenant shall have the option to terminate this Lease upon written notice to Landlord which must be delivered no later than thirty (30) days after the date the Parking Termination Conditions are met. Failure by Tenant to deliver such written termination notice within such thirty (30) day period shall constitute a waiver by Tenant of its right to terminate the Lease pursuant to this Section, and the Lease shall continue in full force and effect, and Landlord shall not be liable to Tenant, and the Lease shall not be affected, if any additional parking rights of Tenant hereunder are lost.

3.    Green Provisions. Notwithstanding anything in the Lease to the contrary, Tenant shall only be required to comply with the Green Agency Ratings and/or sustainable building practices provisions of Sections 5.1(e), 7.1(a), 7.1(c), 7.2(f), 7.2(g) and 7.2(h) of the Lease and Section 2 of Exhibit B to the Lease to the extent that the additional costs incurred by Tenant by virtue of such compliance are reasonable and immaterial.

4.    Reduction of Letter of Credit. Notwithstanding anything to the contrary contained in this Lease, provided that Tenant has never been in default under the Lease beyond applicable notice and cure periods, and is not in default under the Lease at the time of the Letter of Credit Reduction (as defined below), then upon Tenant’s written request to be delivered at any time on or after August 1, 2021, the Letter of Credit may be reduced to $150,000.00 (the “Letter of Credit Reduction”). The Letter of Credit shall be reduced by Tenant’s delivering to Landlord either (x) an amendment to the existing Letter of Credit acceptable to Landlord, reducing the amount of the existing Letter of Credit to the amount of the of the Letter Credit Reduction, or (y) a replacement Letter of Credit acceptable to Landlord, in the reduced amount of the Letter of Credit Reduction. If a new Letter of Credit is so delivered, Landlord shall after such delivery, return the prior Letter of Credit to Tenant.

PART IV EXHIBITS

EXHIBIT A

FLOOR PLAN

EXHIBIT B

TENANT IMPROVEMENTS

1.    Tenant Improvements. Tenant accepts the Premises in AS-IS condition, provided Tenant shall be responsible for making improvements to the Premises based on plans approved in writing in advance by Landlord (the “Tenant Improvements”), which approval shall not be unreasonably withheld, conditioned or delayed. The cost of the Tenant Improvements shall be borne by Tenant, provided that Tenant shall receive from Landlord an allowance (the "Tenant Allowance") of up to Fifty Five Dollars ($55.00) per rentable square foot of the Premises to reimburse Tenant for the cost of design, permitting, architectural/construction drawings, demolition, construction and supervision of the Tenant Improvements to the Premises (excluding telephone, computer and voice data lines, wiring, cabling, furniture, equipment, fixtures and similar costs, which shall be at Tenant’s sole expense). Notwithstanding the foregoing, a portion of the Tenant Allowance in an amount not to exceed $8.25 per rentable square foot of the Premises may be used to reimburse Tenant for costs incurred in connection with the installation of telephone, computer and voice data lines, wiring and cabling in the Premises. Tenant shall be permitted to install cabling and telecommunications lines which run within the Building core, provide that all such cabling and telecommunications lines are marked and easily identifiable and are not comingled with the existing base Building wiring as determined by Landlord. Once installed, the Tenant Improvements shall become a part of the Premises and the sole property of Landlord. The parties acknowledge that the construction management fees of Landlord’s property manager shall equal $5,553.35. The Tenant Allowance shall be paid by the Landlord to the Tenant based on monthly draws for work completed less retainage (as described below), using standard AIA forms, as certified in writing to Tenant by Tenant’s architect and to Landlord by Tenant and Landlord’s property manager. Each such monthly draw shall be paid by Landlord within thirty (30) days after receipt from Tenant of conditional lien waivers from all contractors and subcontractors for trades exceeding $5,000.00 involved in the construction of the Tenant Improvements, and paid invoices/receipts for all work done to date in the Premises, provided that Landlord shall retain a portion of the Tenant Allowance in an amount equal to five percent (5%) of the total project costs (i.e., the retainage) until the Tenant Improvement work has been completed and Tenant has provided Landlord with (i) lien waivers conditioned only upon final payment from all contractors and subcontractors for trades exceeding $5,000.00 involved in the construction of the Tenant Improvements and (ii) paid invoices/receipts for all work done in the Premises. Any amount not drawn by Tenant for the Tenant Improvements described on the approved plans within twelve (12) months after the date the plans are approved shall be retained by Landlord, and in no event may any portion of the Tenant Allowance be used to pay or offset Base Rent or Additional Rent.

2.    Green Provisions. Tenant acknowledges and agrees that the Tenant Improvements must be designed consistent with the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system. Tenant further agrees to engage a third party LEED or Green Globe Accredited Professional or similarly qualified professional with respect to the design and construction of the Tenant Improvements.

3.    Restrooms. Tenant shall be permitted to install additional toilet stalls and update the restrooms within the Premises with new Building standard finishes, subject to obtaining Landlord’s prior written approval of the same (which approval shall not be unreasonably withheld), provided that such improvements shall be made at Tenant’s expense, based on plans approved in advance in writing by Landlord.

EXHIBIT C

RULES AND REGULATIONS

1.    The driveways, parking areas, plazas, sidewalks, entrances, passages, courts, vestibules, stairwells, corridors or halls shall not be obstructed or encumbered by any tenant or used for any purpose other than ingress and egress to and from the premises.

2.    No awnings, canopies, or other projections shall be attached to the outside walls of the building. No drapes, curtains, blinds, shades, or screens shall be attached to or hung in, or used in connection with, any window or door or the premises without the prior written consent of Landlord.

3.    Tenants are prohibited from displaying any sign, picture, advertisement or notice on the inside or outside of the building, or the premises, except the usual name signs on the doors leading to the premises, which shall conform to the requirements of the management of the building, and excepting also the name strips on the directory board of the building and Tenant’s approved exterior signage. The directory board of the building will be maintained by Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to the tenant.

4.    The sash doors, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the building shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed on the windowsills or perimeter fan coil consoles.

5.    No showcases or other articles shall be put in front of or affixed to any part of the exterior of the building nor placed in the halls, corridors, or vestibules without the prior written consent of Landlord.

6.    The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

7.    Other than as part of customary picture and decoration hanging, no tenant shall mark, paint, drill into, or in any way deface any part of the premises or the building of which they form a part. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct. No tenant shall lay any type of floor covering without first obtaining Landlord's written permission.

8.    No bicycles, vehicles or animals of any kind (other than service animals) shall be brought into or kept in or about the premises, and no cooking shall be done or permitted by any tenant on the premises (other than customary office microwaves and coffee makers). Notwithstanding the foregoing, Landlord shall permit a small number of bicycles in the building provided that no other tenant of the building complains. No tenant shall cause or permit any unusual or objectionable odors to be produced upon or permeate from the premises.

9.    No tenant shall make or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this building, or premises, or neighboring buildings.

10.    No tenant, and no servants, employees, agents, visitors or licensees of any tenant, shall at any time bring or keep upon the premises any inflammable, combustible or explosive fluid, chemical or substance except those found in normal office and/or cleaning supplies.

11.    Tenants are prohibited from installing additional locks upon any of the doors or having duplicate keys made for any of the doors leading to the premises. (All necessary keys will be furnished to the tenants by Landlord). Each tenant must, upon the termination of tenancy, return all keys to Landlord. Notwithstanding the foregoing, Tenant shall be permitted to change locks and/or install additional locks provided Tenant provides Landlord with keys to all such locks.

12.    Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord's reasonable opinion, tends to impair the reputation of the building or their desirability for offices, and upon written notice from Landlord, the tenants shall refrain from or discontinue such advertising.

13.    The premises shall not be used for lodging or sleeping.

14.    The requirements of tenants will be attended to only upon application at the office of the building. Building employees shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of the building.

15.    Canvassing, soliciting and peddling in the building are prohibited and each tenant shall cooperate to prevent the same.

16.    Intentionally omitted.

17.    Landlord reserves the right to make such other and further reasonable written Rules and Regulations as in its judgment may from time to time be needful and proper, and upon delivery of the same to the tenants they shall become binding upon the parties hereto. In the event of a conflict between the terms and provisions of the Lease and these or any future Rules and Regulations, the terms and conditions of the Lease shall control.

EXHIBIT D-1
LETTER OF CREDIT CRITERIA
1.    The letter of credit shall be clean, irrevocable and unconditional.
2.    The letter of credit shall be in the amount specified in Section 11.18 of the Lease captioned “Letter of Credit”.
3.    The letter of credit shall be issued in favor of:
Sun Life Assurance Company of Canada
c/o NewTower Trust Company
Attn: President
7315 Wisconsin Avenue, Suite 350 West
Bethesda, MD 20814
4.    The letter of credit shall be effective immediately on its issuance.
5.    The letter of credit shall either be issued by a national bank which is a member of the New York Clearing House and which has a banking office dedicated to the administration and payment of letters of credit in a location approved by Landlord. The issuing bank must have been assigned by (a) Standard & Poors Investor Services a Counterparty Credit Rating of BBB+ or better, and/or (b) a Bauer Financial Star Rating of 3.5 stars or better. The identity of the issuing bank and of any confirming bank shall be reasonably satisfactory to Landlord.
6.    The letter of credit shall have an expiration date no earlier than the first anniversary of the date of its issuance and shall provide for its automatic renewal from year to year unless terminated by the issuing bank by notice to Landlord given not less than sixty (60) days prior to its expiration date. Notice to Landlord shall be in writing, made by (i) United States Postal Service, certified mail, return receipt requested; or (ii) reputable express or courier service. Notice to Landlord shall be addressed to the following parties:
Sun Life Assurance Company of Canada
c/o NewTower Trust Company
Attn: President
7315 Wisconsin Avenue, Suite 350 West
Bethesda, MD 20814
Facsimile: 240.235.9961

And to:

Sun Life Assurance Company of Canada
c/o Bentall Kennedy (U.S.) Limited Partnership
Attn: LOC Administrator
1201 Third Avenue, Suite 3000
Seattle, WA 98101
Facsimile: 206.682.4769

And to:

Sun Life Assurance Company of Canada
c/o Bentall Kennedy (U.S.) Limited Partnership
Attn: Product Sector Head – Asset Management
7315 Wisconsin Avenue, Suite 200 West
Bethesda, MD 20814
Facsimile: 301.656.9339

And to:

Sun Life Assurance Company of Canada
c/o Paradigm Properties
93 Summer Street
Boston, MA 02110

The final expiration date of the letter of credit and all renewals of it shall be no earlier than sixty (60) days following the end of the Lease Term.
7.    The letter of credit may be drawn at the designated banking office specified in the letter of credit of the issuing bank. The letter of credit shall allow for draws to be made at sight on a draft drawn by Sun Life Assurance Company of Canada or any officer of Bentall Kennedy (U.S.) G.P., LLC or by facsimile at the facsimile number set forth therein, and the issuing bank will determine honor or dishonor on the basis of presentation by facsimile alone, and will not require the examination of originals. The draft shall be approved as to form by Landlord.
8.    The letter of credit must allow for one draw in the whole amount or multiple partial draws. Landlord shall not be required to deliver any certificate, affidavit or other writing to the issuer expressing the basis for the draw as a condition to any draw.
9.    The letter of credit shall be transferable and any applicable transfer fees shall by paid for by Tenant.
10.    The letter of credit shall provide the address of the issuing bank for sending notices after its issuance and that Beneficiary shall only be required to submit a notice letter to issuing bank at the address specified therein for any change of address of the Beneficiary.
11.    The letter of credit shall provide that if the original letter of credit is lost, stolen or destroyed while in the Landlord’s possession, then issuing bank shall provide Landlord with a duplicate original of the letter of credit upon presentation of a copy of the letter of credit and signed original of an affidavit of lost letter of credit in the form attached to the letter of credit.
12.    The letter of credit shall be governed by the International Standby Practices (ISP 98 published by the International Chamber of Commerce.
13.    Issuer shall waive all waiting periods whether under Uniform Commercial Code Section 5-112 or otherwise.
14.    The letter of credit shall otherwise be in such form and shall be subject to such requirements as Landlord may reasonably require.

EXHIBIT D-2

APPROVED LETTER OF CREDIT

            [-VALUE DATE-
            OUR L/C NO.: XXXXXX

DOCUMENTARY CREDIT NUMBER:	XXXXXX
DATE OF ISSUE:	-VALUE DATE-
BENEFICIARY:	SUN LIFE ASSURANCE COMPANY OF CANADA C/O NEWTOWER TRUST COMPANY 7315 WISCONSIN AVENUE, STE 350 WEST, BETHESDA, MARYLAND 20814
APPLICANT:	[APPLICANT NAME] [APPLICANT ADDRESS] [APPLICANT CITY/STATE/ZIP]
DATE AND PLACE OF EXPIRY:	[AT LEAST ONE YEAR FROM DATE OF ISSUANCE] AT OUR COUNTERS
DOCUMENTARY CREDIT AMOUNT	USD
AVAILABLE WITH:	JPMORGAN CHASE BANK, N.A CHICAGO, ILLINOIS USA BY PAYMENT

WE HEREBY ISSUE THIS LETTER OF CREDIT FOR THE ACCOUNT OF APPLICANT/OBLIGOR,**NAME AND FULL ADDRESS INCLUDING CITY AND STATE** ON BEHALF OF  ACCOUNT PARTY, **NAME**.

FUNDS UNDER THIS CREDIT ARE AVAILABLE AT SIGHT WITH JPMORGAN CHASE BANK N.A. UPON PRESENTATION OF THE BENEFICIARY’S DRAFT(S), DRAWN ON US AT SIGHT, STATING THE AMOUNT OF THE DEMAND AND MARKED “DRAWN UNDER JPMORGAN CHASE BANK, N.A.’S LETTER OF CREDIT NO. [PLEASE INSERT].” A COPY OF THE SIGHT DRAFT IS ATTACHED HERETO AS EXHIBIT A [PLEASE PROVIDE].

IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR ONE YEAR FROM THE PRESENT OR ANY FUTURE EXPIRATION DATE, UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE WE SEND NOTICE IN WRITING TO YOU BY RECEIPTED MEANS (COURIER/MESSENGER, REGISTERED/CERTIFIED MAIL OR HAND DELIVERY) AT THE ABOVE ADDRESS, (OR TO ANY OTHER SUCH ADDRESS THAT THE BENEFICIARY MAY NOTIFY TO US IN WRITING) THAT WE ELECT NOT TO AUTOMATICALY EXTEND THIS STANDBY LETTER OF CREDIT FOR ANY ADDITIONAL PERIOD (NOTICE OF NON-EXTENSION).

PARTIAL AND MULTIPLE DRAWINGS ARE PERMITTED.

[INSERT CLAUSE ALLOWING DRAWS BY FAX]

[INSERT TRANSFER CLAUSE & ATTACH TRANSFER FORM AS EXHIBIT B]

WE ENGAGE WITH YOU THAT DOCUMENTS PRESENTED UNDER AND IN CONFORMITY WITH THE TERMS AND CONDITIONS OF THIS CREDIT WILL BE DULY HONORED WITHIN THREE (3) BUSINESS DAYS AFTER PRESENTATION IF PRESENTED ON OR BEFORE THE EXPIRATION AT OUR COUNTERS AT 131 SOUTH DEARBORN STREET, 5TH FLOOR, MAIL CODE IL1-0236, ATTN: STANDBY LETTER OF CREDIT UNIT, CHICAGO, IL 60603-5506 OR BY FACSIMILE. ALL PAYMENTS DUE HEREUNDER SHALL BE MADE BY WIRE TRANSFER TO THE BENEFICIARY’S ACCOUNT PER THEIR INSTRUCTIONS. ALL DEMANDS MUST BE PRESENTED IN ENGLISH. WE AGREE THAT WE SHALL HAVE NO DUTY OR RIGHT TO INQUIRE AS TO THE CONTENT OF ANY STATEMENT PRESENTED HEREUNDER, AND THE PRESENTATION OF THE BENFICIARY’S DRAFT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT SHALL AUTOMATICALLY RESULT IN PAYMENT TO THE BENEFICIARY.

IF THE ORIGINAL LETTER OF CREDIT IS LOST, STOLEN, MUTILATED OR DESTROYED, WE AGREE TO ISSUE A TRUE COPY OF THE ORIGINAL LETTER OF CREDIT, SUBJECT TO OUR RECEIPT OF AN INDEMNITY FROM THE BENEFICIARY IN OUR STANDARD FORM AS WE MAY REQUIRE.

THIS LETTER OF CREDIT MAY BE CANCELLED PRIOR TO EXPIRATION PROVIDED THE ORIGINAL LETTER OF CREDIT (AND AMENDMENTS, IF ANY) ARE RETURNED TO JPMORGAN CHASE BANK, N.A., CHICAGO, IL WITH A STATEMENT SIGNED BY THE BENEFICIARY STATING THAT THE ATTACHED LETTER OF CREDIT IS NO LONGER REQUIRED AND IS BEING RETURNED TO THE ISSUING BANK FOR CANCELLATION.

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IF THE UNDERLYING OBLIGATION FALLS UNDER ONE OF THE CATEGORIES SPECIFIED IN BANK’S COMPLIANCE DIRECTIVES, THE FOLLOWING CLAUSE WILL BE ADDED.
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WE MUST COMPLY WITH ALL SANCTIONS, EMBARGO AND OTHER LAWS AND REGULATIONS OF THE U.S. AND OF OTHER APPLICABLE JURISDICTIONS TO THE EXTENT THEY DO NOT CONFLICT WITH SUCH U.S. LAWS AND REGULATIONS (“APPLICABLE RESTRICTIONS”). SHOULD DOCUMENTS BE PRESENTED INVOLVING ANY COUNTRY, ENTITY, VESSEL OR INDIVIDUAL LISTED IN OR OTHERWISE SUBJECT TO ANY APPLICABLE RESTRICTION, WE SHALL NOT BE LIABLE FOR ANY DELAY OR FAILURE TO PAY, PROCESS OR RETURN SUCH DOCUMENTS OR FOR ANY RELATED DISCLOSURE OF INFORMATION.

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THIS LETTER OF CREDIT IS SUBJECT TO AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, AND, EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES, INTERNATIONAL CHAMBER OF COMMERCE - PUBLICATION NO. 590 (“ISP98”), AND IN THE EVENT OF ANY CONFLICT, THE LAWS OF THE STATE OF NEW YORK WILL CONTROL, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

PLEASE ADDRESS ALL CORRESPONDENCE REGARDING THIS LETTER OF CREDIT TO THE ATTENTION OF THE STANDBY LETTER OF CREDIT UNIT, 131 DEARBORN STREET, 5TH FLOOR, MAIL CODE IL1-0236, CHICAGO, IL 60603-5506, INCLUDING THE LETTER OF CREDIT NUMBER MENTIONED

ABOVE. FOR TELEPHONE ASSISTANCE, PLEASE CONTACT THE STANDBY CLIENT SERVICE UNIT AT 1-800-634-1969, OR 1-813-432-1210, AND HAVE THIS LETTER OF CREDIT NUMBER AVAILABLE.

EXHIBIT G

EXCLUDED EXPENSES

(a)    All costs of tenant concessions;

(b)    Amounts reimbursed to Landlord by Landlord’s insurance, and amounts which would have been reimbursable to Landlord if Landlord had maintained all insurance Landlord is required under this Lease to maintain;

(c)    The cost of any kind of service furnished directly to any other tenant in the Building which Tenant performs for itself or pays for itself, such as electricity and telecommunication services, and if separately charged to Tenant by Landlord, after-hours HVAC;

(d)    Salaries and fringe benefits of employees above the grade of Building manager;

(e)    Costs incurred in connection with the sale, financing, refinancing, mortgaging, or other change of ownership of the Property;

(f)    Expenses for sculptures, paintings or other major artwork (beyond Building-standard decoration) located at the Property;

(g)    Payments to parties related to Landlord for services or supplies or materials to the extent the costs of such services, supplies or materials exceeds the costs that would have been paid had such services or supplies or materials been provided on a competitive basis by parties unaffiliated with Landlord;

(h)    Capital expenses which are not Capital Costs (as defined in the Lease);

(i)    Landlord's and/or Property’s charitable or political contributions;

(j)    Costs incurred by Landlord arising from the gross negligence or willful misconduct of Landlord or its agents or employees or contractors or the violation by Landlord of the terms of any encumbrance on the Property or leases of the same;

(k)    Expenses incurred by Landlord, and reimbursed by insurance, for repairs or other work occasioned by fire, windstorm, or other insurable casualty or condemnation;

(l)    Expenses for the replacement of any item covered under warranty;

(m)    Cost to correct, and any penalty or fine incurred by Landlord due to, Landlord's violation of any federal, state or local law or regulation;

(n)    The portion of employee expenses which reflects that portion of such employee's time which is not spent directly and solely in the operation of the Property;

(o)    Landlord's general corporate overhead and administrative expenses, including, without limitation, costs, fees and expenses associated with the formation and administration of the ownership entity constituting Landlord, except if it is related solely to the Property;

(p)    Reserves;

(q)    Any real estate brokerage commissions or other costs incurred in procuring tenants or any fee in lieu of such commission;

(r)    Any advertising and marketing costs expenses incurred in connection with the marketing of any rentable space;

(s)    Any ground rents payable by Landlord;

(t)    Depreciation costs;

(u)    Uncollected debts owed to Landlord by other parties;

(v)    Fees and interest payable for any mortgage loans encumbering the Building;

(w)    Costs of testing, abatement and remediation of environmental contamination not caused or permitted by Tenant;

(x)    Landlord’s personal income taxes;

(y)    Expenses incurred by Landlord for travel, entertainment or gifts;

(z)    Costs to repair structural defects on the Building;

(aa)    Costs of works or services for particular tenants (including Tenant) that are separately reimbursable to Landlord by such Tenant;

(bb)    Expenses that are not paid or incurred in respect of the Property (or the property located at 890 Massachusetts Avenue, to the extent Tenant’s Off-Site Parking Spaces are available to Tenant) but rather in respect of other real property owned by Landlord or affiliates of Landlord;

(cc)    Cost and expenses of enforcing leases against tenants, including legal fees; and

(dd)    Management fees in excess of four percent (4%) of gross revenues from the Property.